As filed with the United States Securities and Exchange Commission on September 29, 2022.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BiondVax Pharmaceuticals Ltd.

(Exact name of registrant as specified in its charter)

Israel	2836	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Jerusalem BioPark, 2nd Floor

Hadassah Ein Kerem Campus

Jerusalem, Israel

Tel: +972-8-930-2529

Fax: +972-8-930-2531

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware

+1 (302) 738-6680

(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Perry Wildes

Gross & Co.

One Azrieli Center

Tel Aviv 6702100, Israel

+972 (3) 607-4444

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 29, 2022

PRELIMINARY PROSPECTUS

American Depositary Shares
representing           Ordinary Shares

We are offering            American Depositary Shares (“ADSs”) in this offering. Each ADS represents 40 of our ordinary shares, no par value.

The offering is being underwritten on a firm commitment basis. We have granted the underwriter an option to buy up to an additional            ADSs to cover over-allotments. The underwriter may exercise this option at any time and from time to time during the 45-day period from the date of this prospectus.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “BVXV”. The last reported sale price for our ADSs on September 28, 2022 as quoted on the Nasdaq Capital Market was $0.83 per ADS.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” appearing on page 4 of this prospectus and elsewhere in this prospectus and the accompanying base prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	No Exercise of Over-Allotment		Full Exercise of Over-Allotment
	Per Share	Total	Per Share	Total
Public offering price	$	$	$	$
Underwriting discounts and commissions(1)	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

(1)	In addition, we have agreed to reimburse the underwriter for certain expenses. See “Underwriting” on page 25 of this prospectus for additional information.

The final offering price per ADS will be determined through negotiations between us and the underwriter and will be based, in part, on prevailing market prices of our ADSs on Nasdaq, after taking into account market conditions and other factors. See “Underwriting.”

The underwriter expects to deliver the ADSs to purchasers on or about           , 2022.

Aegis Capital Corp.

The date of this prospectus is           , 2022

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the Securities and Exchange Commission (“SEC”).

Before investing in the ADSs, you should carefully read both this prospectus and the additional information in the documents we have incorporated by reference into this prospectus that are listed under the heading “Where You Can Find More Information.”

We have not, and the underwriter has not, authorized anyone to provide you any information other than that contained in, or incorporated by reference into, this document or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability or accuracy of, any other information that others may give you. Neither we, nor the underwriter, are making an offer to sell, or seeking an offer to buy, the ADSs in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any date other than their respective dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated in this prospectus by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

The financial statements incorporated by reference in this prospectus have been prepared in accordance with the international financial reporting standards, or IFRS, as issued by the international accounting standards board, or the IASB. None of the financial information in this prospectus has been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Solely for convenience, the trademarks, service marks and trade names referred to or incorporated by reference in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. Nanobody is a trademark registered by ABLYNX N.V., a wholly owned subsidiary of Sanofi. BiondVax has no affiliation with and is not endorsed by Sanofi. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

In this prospectus, unless the context otherwise requires,

●	references to “BiondVax,” the “Company,” “us,” “we” and “our” refer to BiondVax Pharmaceuticals Ltd., an Israeli company;

●	references to “Ordinary Shares,” “our shares” and similar expressions refer to our Ordinary Shares, no par value;

●	references to “ADS” refer to American Depositary Shares, each representing 40 Ordinary Shares; and

●	references in this prospectus to “NIS” are to the legal currency of Israel, and “U.S. dollars,” “$” or “dollars” are to United States dollars.

Market, Industry and Other Data

This prospectus includes or incorporates by reference estimates, projections and other information concerning our industry, our business, and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources.

In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus and in the documents we incorporate by reference that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions, but these are not the only ways these statements are identified. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Risks and uncertainties include, but are not limited to, the risk that we may not be able to secure capital on attractive terms, if at all; our new Covid-19 NanoAbs program may fail during development; we might not find or be able to develop or acquire other suitable product candidates; our ability to enter into collaborations on terms acceptable to us or at all; the risk that drug development involves a lengthy and expensive process with uncertain outcomes; our ability to maintain, preserve and defend our intellectual property and patents granted; risks relating to the COVID-19 (coronavirus) pandemic; the adequacy of available cash resources and the ability to raise additional capital when needed. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

You should carefully review the risks and uncertainties described under the heading “Risk Factors” in this prospectus for a discussion of these and other risks that relate to our business and investing in the ADSs. For a discussion of these important factors and other risks, please read the information set forth under the caption “Risk Factors” in this prospectus. The forward-looking statements contained in this prospectus and in the documents we incorporate by reference are expressly qualified in their entirety by this cautionary statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

Some of the factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements contained herein, but are not limited to:

●	our history of operating losses and the possibility we may never become profitable;

●	the clinical development, commercialization and market acceptance of any Company product candidates;

●	the initiation, timing, progress, cost and results of any future clinical trials, including any additional clinical trials we may be required to conduct;

●	our receipt of regulatory approvals for any Company product candidates, and the timing of other regulatory filings and approvals;

●	our ability to obtain and maintain ongoing regulatory requirements, even if our Company product candidates receive marketing approvals;

●	changes in the competitive landscape for product candidates might lessen or eliminate market demand even if any such candidates receive marketing approval; and

●	estimates of our expenses, future revenues, capital requirements and our needs for additional financing.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this prospectus from documents filed with or furnished to the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge upon written or oral request from our Chief Financial Officer at Jerusalem BioPark, 2nd Floor, Hadassah Ein Kerem Campus, Jerusalem, Israel, +972 (8) 930-252. Copies of these documents are also available on the SEC’s Electronic Data Gathering and Retrieval System (EDGAR), which can be accessed online at www.sec.gov. You may also obtain information about us by visiting our website at www.biondvax.com. Information contained in our website is not part of this prospectus.

The following documents, which we filed or furnished with the SEC, as applicable, are specifically incorporated by reference into, and form an integral part of, this prospectus:

●	the Company’s Annual Report on Form 20-F for the year ended December 31, 2021 filed with the Commission on March 28, 2022;

●	the Company’s reports on Form 6-K furnished to the Commission on May 18 2022; June 8, 2022; August 10, 2022; August 29, 2022 (limited to Exhibit 99.2 of such filing) and September 16, 2022; and

●	the description of the Company’s American Depositary Shares, each representing forty (40) ordinary shares, no par value, included in the registration statement on Form 8-A filed on April 20, 2015, including any amendment or report filed for the purpose of updating such description.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

You should rely only on the information contained or incorporated by reference in this prospectus, the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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PROSPECTUS SUMMARY

This summary description of our business and this offering may not contain all of the information that may be important to you before making a decision to invest in the ADSs. For a more complete understanding of our business and this offering, we encourage you to read this entire prospectus and the documents incorporated by reference herein and therein. In particular, you should read the following summary together with the more detailed information and consolidated financial statements and the notes thereto included elsewhere in, or incorporated by reference into, this prospectus. You should review carefully the risks and uncertainties described under the heading “Risk Factors” included elsewhere in, or incorporated by reference into, this prospectus.

Our Business

BiondVax Pharmaceuticals Ltd. (Nasdaq: BVXV) is a biopharmaceutical company focused on developing, manufacturing and commercializing innovative products for the prevention and treatment of infectious diseases and other illnesses. Since its inception, the Company has executed eight clinical trials including a seven country, 12,400 participant Phase 3 trial of its prior lead drug candidate, a universal influenza vaccine candidate (“M-001”) and has built a GMP biologics manufacturing facility for biopharmaceutical products. While M-001 did not meet its clinical endpoints and is no longer under development, the Company has developed a highly experienced pharmaceutical industry leadership team, has built its own fully equipped biotechnology drug manufacturing site. After receiving the phase 3 trial results, the Company performed a turnaround process, raised capital, hired new talent (including a new CEO) and in-licensed new intellectual property, and is aiming to develop a pipeline of diversified and commercially viable products and platforms, beginning with an innovative nanosized antibody (NanoAb) pipeline. NanoAbs are nanosized antibodies derived from camelid animals and are also known as VHH-antibodies or Nanobodies.

As part of the abovementioned turnaround, on December 22, 2021, the Company signed a definitive exclusive, worldwide, License Agreement (“LA”) with the Max Planck Society (“MPG”), the parent organization of the Max Planck Institute for Multidisciplinary Sciences, and the University Medical Center Göttingen (“UMG”), both in Gottingen, Germany, for the development and commercialization of innovative NanoAbs for the treatment of COVID-19. The agreement provides for an upfront payment, development and sales milestones and royalties based on sales and sharing of sublicense revenues. In addition, the Company signed an accompanying Research Collaboration Agreement (“aRCA”) with MPG and UMG in support of the abovementioned development of a COVID19 NanoAb. The aRCA provides for monthly payments to MPG and UMG and has a term until the earlier of two years or the date the Company enters into first in-human clinical trials with the COVID-19 NanoAb.

On March 23, 2022, we executed a five-year Research Collaboration Agreement (“RCA”) with MPG and UMG covering discovery, selection and characterization of NanoAbs for several molecular targets that have the potential to be further developed into drug candidates for the treatment of other disease indications such as psoriasis, psoriatic arthritis, asthma and wet macular degeneration, all with large, and growing market sizes and with unmet needs left underserved by currently approved antibody based therapeutics. We believe that we can leverage our NanoAbs’ unique and strong binding affinity, stability at high temperatures, and potential for more effective and convenient routes of administration towards competitive commercial viability. BiondVax has exclusive option for an exclusive, pre-negotiated worldwide license agreement for the development and commercialization of each of the NanoAbs covered by the RCA with MPG and UMG.

Recent Developments

On August 10, 2022, we announced the successful conclusion of negotiations and formal approval by the European Investment Bank (the “EIB) of new terms of its outstanding €24 million loan (the “Loan”) to BiondVax, including:

●	Loan extension: An extension of the maturity dates from 2023 (€20 million) and 2024 (€4 million) until December 2027.

●	Interest accrual: Although the Loan has been outstanding since 2018, interest on the Loan will only begin to accrue starting January 1, 2022, at an annual rate of 7%. The interest payments will be deferred until the new maturity date and will be added to the principal balance at the end of each year during the Loan period.

●	Principal repayment: $900,000 will be paid by BiondVax shortly after the execution of the relevant amendment letter with the EIB. This amount will be applied to reduce the outstanding Loan. Going forward 10% of any capital raises until maturity will be used to further repay the Loan principal including any outstanding accrued interest.

●	Variable remuneration to the EIB: Once BiondVax's commercial sales exceed €5 million, 3% of BiondVax's topline revenues will be paid to the EIB as royalties until the EIB receives (from the Loan repayment, inter alia the interest and the royalties) the higher of (i) a total of 2.8 times the original €24 million principal (as provided in the original Loan agreement) and (ii) 20% IRR on the principal calculated from January 1, 2022.

●	Prepayment indemnity: In case BiondVax decides to discharge all liabilities under the Finance Contract inter alia payments of the variable remuneration BiondVax would need to repay to the EIB an indemnity amount in addition to the Loan principle and the accrued interest. The indemnity will be calculated such that the EIB receives an additional payment equal to the greater of (i) the prepayment amount (i.e. twice the prepayment amount in the aggregate) and (ii) the amount required to realize 20% IRR on the prepayment amount at the time of prepayment.

On September 20, 2022, we announced that MPG and UMG have successfully generated, identified and isolated NanoAbs addressing a number of additional biological target molecules as specified in the RCA. Based on these promising results, the BiondVax-MPG-UMG Joint Steering Committee, established to guide the RCA programs, decided to focus further development beginning with the following NanoAbs, targeting immune system cytokines:

●	NanoAbs targeting IL-17A, IL-17F and IL-17A/F complex as drug candidates for the potential treatment of psoriasis and psoriatic arthritis.

●	NanoAbs targeting IL-13 and NanoAbs targeting TSLP as drug candidates for the potential treatment of asthma.

In our lead NanoAb program for COVID-19:

●	Technology transfer of the COVID19 lead drug candidate has been conducted and included manufacturing process development, analytical methods development and initial manufacturing has been commenced.

●	We have partnered with two world-renowned institutes to conduct a preclinical proof-of-concept study of the COVID-19 NanoAb as an inhaled therapy in COVID-19 infected animals: The Fraunhofer Institute for Toxicology and Experimental Medicine ITEM and The University of Veterinary Medicine Hannover (TiHo), Germany. The trial will commence in October 2022 with initial readout expected before year end. Assuming successful results, a first-in-human Phase 1/2a clinical trial of the COVID-19 NanoAb inhaled therapy is planned to be initiated in 2023.

●	A pilot quantity of the NanoAb was manufactured in-house and sent to our partners at Fraunhofer and Tiho for preclinical inhalation study and to our consulting partner supporting us with the selection of an inhalation device for human use.

●	We received supportive Scientific Advice from the Paul Ehrlich Institute (PEI) for our COVID-19 NanoAb development plans. PEI supported BiondVax’s plan for first-in-human clinical trial to be conducted directly in sick patients as a combined Phase 1/2a, testing both safety and efficacy, thereby shortening our clinical development timelines.

●	Through the aRCA MPG, UMG and BiondVax have generated a large library of NanoAbs and we believe that we are in a position to select drug candidates that will address a large range of relevant variants of concern during the phase 1/2a clinical trial.

Corporate Information

Our legal and commercial name is BiondVax Pharmaceuticals Ltd. We were incorporated on July 22, 2003 and were registered as a private company limited by shares under the laws of the State of Israel. The ADSs are traded on the Nasdaq Capital Market under the symbol “BVXV.” Each ADS represents 40 Ordinary Shares.

Our principal executive offices are located at Jerusalem BioPark, 2nd Floor, Hadassah Ein Kerem Campus, Jerusalem, Israel, and our telephone number is +972 (8) 930-2529. Our website address is http://www.biondvax.com. The information on, or that can be accessed through, our website does not constitute a part of this prospectus. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware.

THE OFFERING

ADSs offered by us in the offering	ADSs, representing Ordinary Shares.

Total Ordinary Shares outstanding immediately after this offering	Ordinary Shares (or Ordinary Shares if the underwriter exercises its option to purchase additional ADSs in full).

The ADSs	Each ADS represents 40 Ordinary Shares, no par value. You will have the rights of an ADS holder as provided in the deposit agreement among us, the ADS depositary and all holders and beneficial owners of ADSs issued thereunder. To better understand the terms of ADSs, see “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, the form of which is filed as an exhibit to our registration statement of which this prospectus forms a part.

Option to purchase additional ADSs	We have granted the underwriter an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional ADSs from us (equal to 15% of the number of securities offered hereby) solely to cover over-allotments, if any.

Offering Price	The offering price is $ per one ADS.

ADS Depositary	The Bank of New York Mellon.

Use of Proceeds	We estimate the net proceeds from this offering will be approximately $ million (approximately $ million if the underwriter exercises its over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from the offering, together with our existing cash and cash equivalents, for the advancement of our NanoAbs development program, as well as general corporate purposes, which may include working capital, research and development activities, regulatory matters, capital investment or other related purposes. We may also use a portion of any net proceeds to in-license, invest in or acquire businesses, assets or technologies that we believe are complementary to our business focus, although we have no current commitments or agreements in those regards. Pursuant to our amended loan agreement with the EIB, 10% of the net proceeds from the offering will be used to repay the loan principal and outstanding accrued interest.

Nasdaq Symbol	The ADSs are listed on the Nasdaq Capital Market under the symbol “BVXV.”

Risk Factors	Investing in the ADSs involves significant risks. See “Risk Factors” on page 4 of this prospectus, and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Lock-up agreement	We have agreed with the underwriter, subject to certain exceptions, to offer, sell or dispose of any shares of our share capital, ADSs or securities convertible into or exchangeable or exercisable for any shares or ADSs of our share capital during the 90-day period following the date of this prospectus. Our directors, executive officers and certain major shareholders have agreed to substantially similar lock-up provisions for a 90-day period, subject to certain exceptions.

The number of Ordinary Shares to be outstanding immediately after the offering, as shown above, is based on 747,153,064 Ordinary Shares outstanding as of June 30, 2022, and excludes, as of such date:

(i)	29,019,640 Ordinary Shares issuable upon the exercise of outstanding options at a weighted average exercise price of $8.09 per ADS outstanding under our 2005 Israeli Share Option Plan and our 2018 Israeli Share Option Plan; and

(ii)	36,937,880 Ordinary Shares issuable upon the vesting of restricted share units outstanding under our 2005 Israeli Share Option Plan as of June 30, 2022.

Unless otherwise stated, outstanding share information throughout this prospectus excludes such outstanding securities.

Unless specifically stated, the information in this prospectus does not take into account the exercise of the underwriter’s option to purchase up to            additional ADSs granted to the underwriter by us.

Risk Factors

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus, including the risks described under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2021, which is incorporated by reference herein. Please see the sections of this prospectus entitled “Documents Incorporated by Reference” and “Where You Can Find More Information.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

Risks Related to the Offering and Ownership of the ADSs

We will have broad discretion in how to use the net proceeds of this offering, and we may not use these proceeds in a manner desired by our investors.

The failure by our management to apply these funds effectively could result in financial losses that could harm our business, cause the price of our ordinary shares to decline and delay the development of our product candidate(s). Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. We will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity as part of your investment decision to assess whether the proceeds are being used appropriately. Our needs may change as the business and the industry that we address evolves. As a result, the proceeds to be received in this offering may be used in a manner significantly different from our current expectations. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

You will experience immediate and substantial dilution in the book value per ADS you purchase.

Because the price per ADS being offered is substantially higher than our net tangible book value per ADS, you will suffer substantial dilution in the net tangible book value of any ADSs you purchase in this offering. After giving effect to the sale by us of            ADSs in this offering, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering, our as adjusted net tangible book value would be $          , or approximately $           per ADS, as of June 30, 2022. If you purchase ADSs in this offering, you will suffer immediate and substantial dilution of approximately $           per ADS. If the underwriter exercises its option to purchase additional ADSs, you will experience additional dilution. See “Dilution” on page 7 for a more detailed discussion of the dilution you will incur in connection with this offering.

ADSs representing a substantial percentage of our outstanding shares may be sold in this offering, which could cause the price of the ADSs to decline.

All of the ADSs sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of the ADSs may be sold in the public market following this offering. These sales, and any future sales of a substantial number of ADSs in the public market, or the perception that such sales may occur, may cause the market price of the ADSs to decline. This could make it more difficult for you to sell the ADSs at a time and price that you deem appropriate and could impair our ability to raise capital through the sale of additional equity securities.

You may experience future dilution as a result of future equity offerings.

To raise additional capital, we may in the future offer additional ADSs or other securities convertible into or exchangeable for the ADSs at prices that may not be the same as the price per ADS in this offering. We may sell ADSs or other securities in any other offering at a price per ADS that is less than the price per ADS paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to the rights of ADSs holders. The price per ADS at which we sell additional ADSs or securities convertible or exchangeable into ADSs, in future transactions may be higher or lower than the price per ADS paid by investors in this offering.

If securities or industry analysts cease to publish research reports about us or our industry, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs is influenced by research reports that industry or securities analysts publish about us or our industry. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs to decline.

Use of Proceeds

We estimate that the net proceeds from the sale of our            ADSs representing            Ordinary Shares in this offering will be approximately $           million or approximately $           million if the underwriter exercises in full its option to purchase additional            ADSs, after deducting underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering.

We intend to use the net proceeds from the offering, together with our existing cash and cash equivalents, for the advancement of our NanoAbs development program, as well as general corporate purposes, which may include working capital, research and development activities, regulatory matters, capital investment or other related purposes. We may also use a portion of any net proceeds to in-license, invest in or acquire businesses, assets or technologies that we believe are complementary to our business focus, although we have no current commitments or agreements in those regards. Pursuant to our amended loan agreement with the EIB, 10% of the net proceeds from the offering will be used to repay the loan principal and outstanding accrued interest.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. Our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities. Pending their use, we may invest the net proceeds from this offering in short-and intermediate-term interest-bearing financial assets and certificates of deposit.

Dividend Policy

We have never declared or paid cash dividends to our shareholders. Currently, we do not intend to pay cash dividends. We intend to reinvest any earnings in developing and expanding our business. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on a number of factors, including future earnings, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, applicable Israeli law and other factors our board of directors may deem relevant. In addition, the distribution of dividends is limited by Israeli law, which permits the distribution of dividends only out of distributable profits. In addition, if we pay a dividend out of income attributed to our “Benefited Enterprise” (as defined under Israel’s Law for the Encouragement of Capital Investments, 5719-1959) during the tax exemption period, we may be subject to tax on the grossed-up amount of such income at the corporate tax rate which would have been applied to such Benefited Enterprise’s income had we not enjoyed the exemption for a Benefited Enterprise.

If we pay any dividends, we will also pay such dividends to the ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ordinary shares, if any, will be paid to ADS holders in U.S. dollars.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2022:

●	on an actual basis; and

●	on an as-adjusted basis to reflect the sale of ADSs representing Ordinary Shares in this offering, and the receipt by us of net proceeds of approximately $ million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering.

The information set forth in the following table should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited financial statements and notes thereto incorporated by reference in this prospectus.

	As of June 30, 2022
(In thousands, except share data)	Actual	As Adjusted
	(unaudited)
Cash and cash equivalents	$11,285	$
Ordinary Shares, no par value 1,800,000,000 Ordinary Shares authorized and 747,153,064 Ordinary Shares issued and outstanding	-
Share premium	111,859
Accumulated deficit	(110,582)
Total shareholders’ equity	$1,277	$
Total capitalization	$1,277	$

*	Less than $1.00

The number of Ordinary Shares to be outstanding immediately after the offering, as shown above, is based on 747,153,064 Ordinary Shares outstanding as of June 30, 2022, and excludes, as of such date:

(i) 29,019,640 Ordinary Shares issuable upon the exercise of outstanding options at a weighted average exercise price of $8.09 per ADS outstanding under our 2005 Israeli Share Option Plan and our 2018 Israeli Share Option Plan; and

(ii) 36,937,880 Ordinary Shares issuable upon the vesting of restricted share units outstanding under our 2005 Israeli Share Option Plan as of June 30, 2022.

Dilution

If you invest in the ADSs, your interest will be diluted immediately to the extent of the difference between the offering price per ADS and our as-adjusted net tangible book value per ADS after this offering.

Our net tangible book value as of June 30, 2022 was approximately $1,277,000, or approximately $0.061 per ADS. Net tangible book value per ADS represents the amount of our total tangible assets minus total liabilities divided by the total number of our Ordinary Shares outstanding as of June 30, 2022 and multiplying such amount by 40 (one ADS represents 40 Ordinary Shares).

After giving effect to the sale of            ADSs in this offering by this prospectus at the public offering price of $           per ADS, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering, our as adjusted net tangible book value as of June 30, 2022 would have been approximately $          , or approximately $           per ADS. This represents an immediate increase in net tangible book value of approximately $           per ADS to our existing shareholders and an immediate dilution in net tangible book value of approximately $           per ADS to investors participating in this offering, as illustrated by the following table:

Offering price per ADS	$
Net tangible book value per ADS as of June 30, 2022		$0.061
Increase in net tangible book value per ADS attributable to this offering	$
As adjusted net tangible book value per ADS as of June 30, 2022 after giving effect to this offering	$
Dilution per ADS to investors participating in this offering	$

If the underwriter exercises in full its option to purchase additional ADSs at the public offering price of $           per ADS, the as-adjusted net tangible book value as of June 30, 2022 would have been approximately $          , or approximately $           per ADS, representing an increase in net tangible book value of approximately $           per ADS to existing shareholders and an immediate dilution in net tangible book value of approximately $           per ADS to investors participating in this offering at the public offering price.

The above discussion and table are based on 747,153,064 Ordinary Shares outstanding as of June 30, 2022, and excludes, as of such date:

(i) 29,019,640 Ordinary Shares issuable upon the exercise of outstanding options at a weighted average exercise price of $8.09 per ADS outstanding under our 2005 Israeli Share Option Plan and our 2018 Israeli Share Option Plan; and

(ii) 36,937,880 Ordinary Shares issuable upon the vesting of restricted share units outstanding under our 2005 Israeli Share Option Plan as of June 30, 2022.

The as-adjusted information discussed above is illustrative only. Our net tangible book value following the completion of the offering is subject to further adjustment based on the actual offering price of the ADSs and other terms of this offering determined at pricing.

Principal Shareholders

The following table and notes set forth information, as of September 15, 2022, concerning the beneficial ownership of our securities by:

●	each of our directors and executive officers;

●	all of our executive officers and directors as a group; and

●	each person (or group of affiliated persons) known by us to be the beneficial owner of more than 5% of the outstanding ordinary shares.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to ordinary shares or Ordinary Shares represented by the ADSs. Ordinary Shares issuable under share options or other conversion rights that were exercisable within 60 days after September 15, 2022, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or other conversion rights but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The percentage of ADSs beneficially owned is based on 18,678,826 ADSs outstanding as of September 15, 2022.

None of our shareholders has different voting rights from other shareholders. To the best of our knowledge, we are not owned or controlled, directly or indirectly, by another corporation or by any foreign government. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Except as otherwise indicated in the footnotes to this table, we believe the persons named in this table have sole voting and investment power with respect to all the ordinary shares indicated.

		Percent of
	ADSs	Class
Directors and Executive Officers
Avner Rotman (1)	30,426	*
George H. Lowell (2)	41,828	*
Uri Ben-Or	-	*
Tamar Ben-Yedidia	-	*
Elad Mark	-	*
Mark Germain (3)	161,366	*
Morris Laster (4)	32,953	*
Adi Raviv (5)	26,953	*
Yael Margolin (6)	26,953	*
Sam Moed (7)	66,667	*
Amir Reichman (8)	120,000	*
Jay Green (9)	8,333	*

5% Shareholders
Angels Investments in Hi Tech Ltd. (10)	4,274,044	22.9%
All executive officers and directors as a group (12 people)	512,146	2.8%

*	Less than 1%.

(1)	Consists of 5,140 ADSs, options to purchase 25,194 ADSs and 92 ADSs issuable upon settlement of vested RSUs. The options are comprised of options to purchase (i) 12,000 ADSs at an exercise price per ADS of $7.28 that expire in March 2030 and (ii) 13,194 ADSs at an exercise price per ADS of $6.95 that expire in April 2031.

(2)	Consists of 10,542 ADSs, options to purchase 31,194 ADSs and 92 ADSs issuable upon settlement of vested RSUs. The options are comprised of options to purchase (i) 18,000 ADSs at an exercise price per ADS of $7.98 that expire in May 2029 and (ii) 13,194 ADSs at an exercise price per ADS of $6.95 that expire in April 2031.

(3)	Consists of options to purchase 161,366 ADSs. The options are comprised of options to purchase (i) 98,033 ADSs at an exercise price per ADS of $8.58 that expire in May 2029 and (ii) 63,333 ADSs at an exercise price per ADS of $6.95 that expire in April 2031.

(4)	Consists of 1,667 ADSs, options to purchase 31,194 ADSs and 92 ADSs issuable upon settlement of vested RSUs. The options are comprised of options to purchase (i) 18,000 ADSs at an exercise price per ADS of $7.98 that expire in May 2029 and (ii) 13,194 ADSs at an exercise price per ADS of $6.95 that expire in April 2031.

(5)	Consists of 1,667 ADSs, options to purchase 25,194 ADSs and 92 ADSs issuable upon settlement of vested RSUs. The options are comprised of options to purchase (i) 12,000 ADSs at an exercise price per ADS of $8.08 that expire in March 2030 and (ii) 13,194 ADSs at an exercise price per ADS of $6.95 that expire in April 2031.

(6)	Consists of 1,667 ADSs, options to purchase 25,194 ADSs and 92 ADSs issuable upon settlement of vested RSUs. The options are comprised of options to purchase (i) 12,000 ADSs at an exercise price per ADS of $8.08 that expire in March 2030 and (ii) 13,194 ADSs at an exercise price per ADS of $6.95 that expire in April 2031.

(7)

Consists of options to purchase 66,667 ADSs. The options are comprised of options to purchase (i) 12,000 ADSs at an exercise price per ADS of $7.28 that expire in March 2030 and (ii) 54,667 ADSs at an exercise price per ADS of $6.95 that expire in August 2030.

(8)	Consists of ADSs issuable upon settlement of vested RSUs.

(9)	Consists of options to purchase 6,944 ADSs and 1,389 ADSs issuable upon settlement of vested RSUs. The options have an exercise price per ADS of $2.936 and expire in December 2031.

(10)	Marius Nacht is the sole shareholder and director of Angels Investments in Hi Tech Ltd.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2022, the Company's cash position (cash and cash equivalents) totaled $11.3 million. In the six-month period ended June 30, 2022, the Company had an operating loss of $5.5 million and negative cash flows from operating activities of $4.2 million. The Company’s current operating budget includes various assumptions concerning the level and timing of cash receipts and cash outlays for operating expenses and capital expenditures, including a cost saving plan. The Company is planning to finance its operations from its existing working capital resources and additional sources of capital and financing. However, there is no assurance that additional capital and/or financing will be available to the Company, and even if available, whether it will be on terms acceptable to the Company or in amounts required. Accordingly, the Company’s board of directors approved a cost saving plan, to be implemented if and as required, in whole or in part, at its discretion, to allow the Company to continue its operations and meet its cash obligations. The cost saving plan consists of cutting expenditures by means of further efficiencies and synergies, which include mainly the following steps: reduction in headcount and postponing or cancelling capital expenditures that would not be required for the implementation of the revised business plan. Nevertheless, the Company and the board of directors believe that its existing financial resources and its operating plans, including the effects of the costs saving plan, will be adequate to satisfy its expected liquidity requirements for a period of at least twelve months from the end of the filing date.

Description of Share Capital

A.	Articles of Association

Our number with the Israeli Registrar of Companies is 513436105. Our purpose is set forth in our Articles of Association is to engage in every lawful purpose in the field of biotechnology.

Our authorized share capital consists of 1,800,000,000 ordinary shares, no par value each. As of June 30, 2022, there were 747,153,064 ordinary shares issued and outstanding (including those represented by ADSs). All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Voting Rights

Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders at a shareholder meeting. Shareholders may vote at shareholder meetings either in person, by proxy or by written ballot. Israeli law does not allow public companies to adopt shareholder resolutions by means of written consent in lieu of a shareholder meeting. The board of directors shall determine and provide a record date for each shareholders meeting and all shareholders at such record date may vote. Unless stipulated differently in the Israeli Companies Law, 5759-1999, as amended (the “Companies Law”) or in the articles of association, all shareholders’ resolutions shall be approved by a simple majority vote. Except as otherwise disclosed herein, an amendment to our articles of association requires the prior approval of the holders of at least 75% of our shares, represented and voting at a general meeting.

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors under the Israeli Companies Law.

Transfer of Shares

Our ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or Israeli law, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

The Powers of the Directors

Our board of directors shall direct the Company’s policy and shall supervise the performance of the Company’s Chief Executive Officer. Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Amendment of share capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general or special meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings and profits and an issuance of shares for less than their nominal value, require a resolution of our board of directors and court approval.

Dividends

Under Israeli law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of distribution. In the event that we do not have retained earnings or earnings generated over the two most recent years legally available for distribution, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it is determined that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year and in any event no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law and our articles of association provide that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or one quarter of the directors then in office; or (ii) one or more shareholders holding, in the aggregate either (a) 5% of our issued share capital and 1% of our outstanding voting power, or (b) 5% of our outstanding voting power.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors. Furthermore, the Companies Law and our articles of association require that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	appointment or termination of our auditors;

●	appointment of directors and appointment and dismissal of external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the Companies Law;

●	director compensation, indemnification and change of the principal executive officer;

●	increases or reductions of our authorized share capital;

●	a merger;

●	the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management; and

●	authorizing the chairman of the board of directors or his relative to act as the company’s chief executive officer or act with such authority; or authorize the company’s chief executive officer or his relative to act as the chairman of the board of directors or act with such authority.

The Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

The quorum required for our general meetings of shareholders consists of one or more shareholders present in person, by proxy or by other voting instrument in accordance with the Companies Law who hold or represent, in the aggregate, at least 10% of the total outstanding voting rights, within half an hour from the appointed time.

A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place or on a later date if so specified in the summons or notice of the meeting. At the reconvened meeting, any number of our shareholders present in person or by proxy shall constitute a lawful quorum.

Resolutions

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by applicable law or by another provision of the articles of association.

Israeli law provides that a shareholder of a public company may vote in a meeting and in a class meeting by means of a written ballot in which the shareholder indicates how he or she votes on resolutions relating to the following matters:

●	an appointment or removal of directors;

●	an approval of transactions with office holders or interested or related parties, that require shareholder approval;

●	an approval of a merger;

●	authorizing the chairman of the board of directors or his relative to act as the company’s chief executive officer or act with such authority; or authorize the company’s chief executive officer or his relative to act as the chairman of the board of directors or act with such authority;

●	any other matter that is determined in the articles of association to be voted on by way of a written ballot. Our articles of association do not stipulate any additional matters; and

●	other matters which may be prescribed by Israel’s Minister of Justice.

The provision allowing the vote by written ballot does not apply where the voting power of the controlling shareholder is sufficient to determine the vote.

The Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power. This is required when voting at general meetings on matters such as changes to the articles of association, increasing the company’s registered capital, mergers and approval of certain interested or related party transactions. A shareholder also has a general duty to refrain from depriving any other shareholder of its rights as a shareholder. In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under such company’s articles of association, can appoint or prevent the appointment of an office holder or other power towards the company, is required to act with fairness towards the company. The Companies Law does not describe the substance of this duty except that the remedies generally available upon a breach of contract will also apply to a breach of the duty to act with fairness, and, to the best of our knowledge, there is no binding case law that addresses this subject directly.

Under the Companies Law, unless provided otherwise in a company’s articles of association, a resolution at a shareholders meeting requires approval by a simple majority of the voting rights represented at the meeting, in person, by proxy or written ballot, and voting on the resolution. Generally, a resolution for the voluntary winding up of the company requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the resolution.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Access to Corporate Records

Under the Companies Law, all shareholders of a company generally have the right to review minutes of the company’s general meetings, its shareholders register and principal shareholders register, articles of association, financial statements and any document it is required by law to file publicly with the Israeli Companies Registrar and the ISA. Any of our shareholders may request to review any document in our possession that relates to any action or transaction with a related party, interested party or office holder that requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise prejudice our interests.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the same class for the purchase of all of the issued and outstanding shares of the same class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved the tender offer except that if the total votes to reject the tender offer represent less than 2% of the company’s issued and outstanding share capital, in the aggregate, approval by a majority of the offerees that do not have a personal interest in such tender offer is not required to complete the tender offer). However, a shareholder that had its shares so transferred may petition the court within six months from the date of acceptance of the full tender offer, whether or not such shareholder agreed to the tender or not, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court unless the acquirer stipulated in the tender offer that a shareholder that accepts the offer may not seek appraisal rights, so long as prior to the acceptance of the full tender offer, the acquirer and the company disclosed the information required by law in connection with the full tender offer. If the shareholders who did not accept the tender offer hold 5% or more of the issued and outstanding share capital of the company or of the applicable class, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, unless one of the exemptions in the Companies Law is met. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of 45% or more of the voting rights in the company, if there is no other shareholder of the company who holds 45% or more of the voting rights in the company, unless one of the exemptions in the Companies Law is met.

A special tender offer must be extended to all shareholders of a company, but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Under regulations enacted pursuant to the Companies Law, the above special tender offer requirements may not apply to companies whose shares are listed for trading on a foreign stock exchange if, among other things, the relevant foreign laws or the rules of the stock exchange, include provisions limiting the percentage of control which may be acquired or that the purchaser is required to make a tender offer to the public. However, the Israeli Securities Authority’s opinion is that such leniency does not apply with respect to companies whose shares are listed for trading on stock exchanges in the United States, including the NASDAQ Capital Market, which do not provide for sufficient legal restrictions on obtaining control or an obligation to make a tender offer to the public, therefore the special tender offer requirements shall apply to such companies.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, a majority of each party’s shares voted on the proposed merger at a shareholders’ meeting called with at least 35 days’ prior notice.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and 30 days have passed from the date the merger was approved by the shareholders of each party.

Antitakeover Measures

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. As of the date of this prospectus, we do not have any authorized or issued shares other than our ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our articles of association which requires the prior approval of the holders of at least 75% of our shares at a general meeting. Shareholders voting in such meeting will be subject to the restrictions provided in the Companies Law as described above.

Transfer Agent and Depositary

The transfer agent and registrar for our ordinary shares is Vstock Transfer, LLC. The ADSs were issued pursuant to a Depositary Agreement entered into with The Bank of New York Mellon, which acts as depositary.

description of American Depositary Shares

The Bank of New York Mellon acts as depositary, for our American Depositary Shares, also referred to as ADSs which trade on the Nasdaq Capital Market. Each ADS represents forty (40) ordinary shares (or a right to receive forty (40) ordinary shares). Each ADS also represents any other securities, cash or other property which may be held by the depositary. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	● Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.05 (or less) per ADS	● Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	● Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	● Depositary services
Registration or transfer fees	● Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares
Expenses of the depositary	● Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	● As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	● As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse and/or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

MATERIAL TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our Ordinary Shares or ADSs. It is based on laws, administrative pronouncements, judicial decisions, final, proposed and temporary regulations and the U.S.-Israel Tax Treaty as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. You should consult your own tax advisor concerning the tax consequences of your particular situation, including any tax consequences that may arise under the laws of any state, local, foreign, including Israeli, or other taxing jurisdiction.

Israeli Tax Considerations and Government Programs

The following is a brief summary of the material Israeli income tax laws applicable to us. This section also contains a discussion of material Israeli income tax consequences concerning the ownership and disposition of our Ordinary Shares and ADSs (together the “Shares”). This summary does not discuss all the aspects of Israeli income tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of this kind of investor include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. This summary is based on laws and regulations in effect as of the date of this prospectus and does not take into account possible future amendments which may be under consideration, or changes to the applicable judicial or administrative interpretations of Israeli law, possibly with a retroactive effect, which can affect the tax consequences described below.

General corporate tax in Israel

Taxable income of Israeli companies was subject to tax at the rate of 26.5% in 2015, 25% in 2016, 24% in 2017 and 23% in 2018 and thereafter. Capital gains derived by an Israeli resident company are generally subject to tax at the same rate as the corporate tax rate. Generally, under Israeli tax legislation, a corporation will be considered as an “Israeli Resident” if it meets one of the following: (a) it was incorporated in Israel; or (b) the control and management of its business are exercised in Israel. However, the effective tax rate payable by a company that derives income from a Benefited Enterprise or a Preferred Enterprise may be less.

Capital Gains Tax on Sales of Our Ordinary Shares

Israeli law generally imposes a capital gains tax on the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including shares in Israeli companies, by both residents and non-residents of Israel, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The Tax Ordinance distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain equivalent to the increase of the relevant asset’s purchase price attributable to an increase in the Israeli consumer price index (or a foreign currency exchange rate under certain conditions), between the date of purchase and the date of sale. The real gain is the excess of the total capital gain over the inflationary surplus.

The following discussion refers to the sale of our Ordinary Shares. However, the same tax treatment would apply to the sale of the ADSs.

Taxation of Israeli residents

As of January 1, 2012, the tax rate generally applicable to the capital gains derived from the sale of shares, whether listed on a stock market or not, is 25% for Israeli individuals, unless such shareholder is considered a “significant shareholder” at any time during the 12-month period preceding such sale (i.e., such shareholder holds directly or indirectly, including jointly with others, at least 10% of any means of control in the company) in which case the tax rate will be 30%. Israeli companies are subject to the corporate tax rate on capital gains derived from the sale of listed shares. However, different tax rates may apply to dealers in securities.

As of January 1, 2013, shareholders that are individuals who have taxable income that exceeds NIS 800,000 in a tax year (linked to the CPI each year), will be subject to an additional tax, referred to as Income Surtax, at the rate of 2% on their taxable income for such tax year which is in excess of such threshold. Under an amendment enacted in December 2016 to the Tax Ordinance, for tax year 2017 and thereafter the rate of High Income Tax was increased to 3% and will be applicable to annual income exceeding NIS 640,000 (linked to the CPI each year – NIS 663,240 as for 2022). For this purpose, taxable income will include taxable capital gains from the sale of our shares and taxable income from dividend distributions.

Taxation of Non-Israeli Residents

Non-Israeli residents are generally exempt from Israeli capital gains tax on any gains derived from the sale of shares of Israeli companies publicly traded on a recognized stock market outside of Israel, provided that, among other conditions, the gains did not derive from a permanent establishment of such shareholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents, whether directly or indirectly (including jointly with others) (i) have a controlling interest of more than 25% in such non-Israeli corporation, or (ii) are the beneficiaries of or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation. Such exemption may be conditioned upon the fulfillment of certain procedural conditions, such as submitting a declaration regarding the non-Israeli resident’s residency status and his/her entitlement for such exemption and/or other documents per the request of the Israeli Tax Authority.

In addition, the sale, exchange or disposition of our Ordinary Shares by a shareholder who is a U.S. resident (for purposes of the U.S.-Israel Tax Treaty), and who holds Ordinary Shares as a capital asset, may be exempt from Israeli capital gains tax under the U.S.-Israel Tax Treaty unless either (i) the shareholder holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the 12-month period preceding such sale; (ii) the capital gains arising from such sale are attributable to a permanent establishment of the shareholder located in Israel; (iii) the shareholder is an individual and was present in Israel for 183 days or more during the relevant taxable year; (iv) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; or (v) the capital gain arising from such sale, exchange or disposition is attributed to royalties. If the required conditions are not met, the U.S. resident would be subject to Israeli tax, to the extent applicable.

Taxation of Dividends Paid on our Ordinary Shares

The following discussion refers to dividends paid on our Ordinary Shares. However, the same tax treatment would apply to dividends paid on the ADSs. The Company does not currently intend to pay cash dividends.

Taxation of Israeli Residents

Israeli resident individuals are generally subject to Israeli income tax on the receipt of dividends paid on our Ordinary Shares, other than bonus shares (share dividends) or stock dividends. As of January 1, 2012, the tax rate applicable to such dividends is 25% or 30% for a shareholder that is considered a significant shareholder at any time during the 12-month period preceding such distribution. Dividends paid out of profits sourced from ordinary income are subject to withholding tax at the rate of 25% or 30%.

For information with respect to the applicability of Income Surtax on distribution of dividends, please see “Capital Gains Tax on Sales of Our Ordinary Shares” and “Taxation of Israeli Residents” above in this Item.

Taxation of Israeli Resident Corporations on Receipt of Dividends

Israeli resident corporations are generally exempt from Israeli corporate income tax with respect to dividends paid on our Shares.

Taxation of Non-Israeli Residents

Non-residents of Israel, both companies and individuals, are generally subject to Israeli income tax on the receipt of dividends paid on our Ordinary Shares, at the aforementioned rates applicable to Israeli residents, which tax will be withheld at source, unless a different rate is provided in a treaty between Israel and the shareholder’s country of residence.

Under the U.S.-Israel Treaty, the Israeli withholding tax on dividends paid by us is 25%. The U.S.-Israel Tax Treaty further provides for a 12.5% Israeli dividend withholding tax rate on dividends paid by an Israeli company to a U.S. corporation owning at least 10% or more of such Israeli company’s issued voting power for, in general, the part of the tax year which precedes the date of payment of the dividend and the entire preceding tax year. The lower 12.5% rate applies only to dividends paid from regular income (and not derived from an Approved, Benefited or Preferred Enterprise) in the applicable period and does not apply if the company has more than 25% of its gross income derived from certain types of passive income (if the conditions mentioned above are met, dividends from income of an Approved Enterprise are subject to a 15% withholding tax rate under the U.S.-Israel Tax Treaty). Residents of the United States generally will have withholding tax in Israel deducted at source.

A non-resident of Israel who has dividend income derived from or accrued in Israel, from which all the tax was withheld at source, is generally exempt from the duty to file tax returns in Israel with respect to such income, provided such income was not derived from a business conducted in Israel by the taxpayer and that the taxpayer is not subject to Income Surtax (which may apply to non-Israeli resident individuals who have taxable income that exceeds a certain threshold in a tax year, as specified above with respect to Israeli residents).

Estate and gift tax

Israeli law presently does not impose estate or gift taxes.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR ISRAELI TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Material U.S. Federal Income Tax Considerations

The following are material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of the ADSs and Ordinary Shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a particular person’s decision to acquire ADSs. This discussion applies only to a U.S. Holder that acquires the ADSs in this offering and holds the ADSs or Ordinary Shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences, any aspect of the provisions of the Internal Revenue Code of 1986, as amended, or the Code, commonly known as the Medicare tax and tax consequences applicable to U.S. Holders subject to special rules, such as:

●	insurance companies, banks, regulated investment companies and certain other financial institutions;

●	real estate investment trusts;

●	U.S. expatriates;

●	dealers or traders in securities that use a mark-to-market method of tax accounting;

●	persons holding ADSs or Ordinary Shares as part of a hedge, straddle or other risk reduction strategy or other integrated transaction;

●	persons entering into a constructive sale with respect to the ADSs or Ordinary Shares;

●	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

●	entities classified as partnerships for U.S. federal income tax purposes;

●	tax exempt entities, governmental organizations, “individual retirement accounts” or “Roth IRAs”;

●	persons that own or are deemed to own 10% or more of our stock by vote or value; or

●	persons holding the ADSs or Ordinary Shares in connection with a trade or business conducted outside of the United States.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes owns the ADSs or Ordinary Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partnership level. Partnerships owning the ADSs or Ordinary Shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal tax consequences of purchasing, owning and disposing of the ADSs or Ordinary Shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the Israel-U.S. Tax Treaty (the “Treaty”), all as of the date of this prospectus, any of which is subject to change, possibly with retroactive effect. Changes to any such laws or authorities subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

For purposes of this discussion, a “U.S. Holder” is a person that, for U.S. federal income tax purposes, is a beneficial owner of ADSs or Ordinary Shares, as the case may be, and is:

●	a citizen or individual resident of the United States;

●	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

●	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

This discussion does not address the effects of any state, local or non-U.S. tax laws, or any U.S. federal taxes other than income taxes (such as U.S. federal estate or gift tax consequences). You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences that may arise under the laws of any state, local or non-U.S. taxing jurisdiction.

In general, U.S. Holders of the ADSs will be treated as owning the underlying Ordinary Shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges the ADSs for the underlying Ordinary Shares.

Passive Foreign Investment Company Rules

There is a significant risk that we will be treated as a passive foreign investment company, or PFIC, for our current or any other taxable year. In general, a non-U.S. corporation is a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income (the “income test”) or (ii) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income (the “assets test”). For purposes of the PFIC rules for any taxable year, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Generally, passive income includes interest, dividends, rents, royalties and certain gains. Cash is a passive asset for PFIC purposes. Goodwill is an active asset under the PFIC rules to the extent attributable to activities that produce active income.

The assets shown on our balance sheet are expected to consist primarily of cash and cash equivalents following this offering. Therefore, whether we will satisfy the assets test for the current or any future taxable year will depend largely on the quarterly value of our goodwill, and on how quickly we utilize our current and future cash balances (including cash raised in this offering) in our business. Therefore, because we hold, and expect to continue to hold, substantial amounts of cash, there is a significant risk that we will be a PFIC under the assets test due to our decreased market capitalization and the volatility of the ADSs price. In addition, there is no assurance that the Internal Revenue Service will not assert that for purposes of the assets test a portion of our goodwill is not an active asset, in which case our risk of being or becoming a PFIC will increase. Further, it is not entirely clear how the income test should apply to a company like us and we may be a PFIC for any taxable year if the amount of our interest and other passive income constitutes 75% or more of our overall gross income as calculated for U.S. federal income tax purposes (generally, gross receipts minus cost of goods sold). Moreover, the composition of our income and assets may change. For these reasons, and since a company’s annual PFIC status can be determined only after the end of each taxable year, we cannot express a view as to whether we will be a PFIC for the current or any future taxable year. U.S. investors should therefore invest in the ADSs only if they are willing to bear the U.S. federal income tax consequences of an investment in a PFIC.

We intend to post on our website the information necessary for a U.S. investor to make a qualifying electing fund (“QEF”) election with respect to us and each Lower-tier PFIC (as defined below) that is wholly-owned by us, for the current or any future taxable year, if (i) our investment income constitutes 75% or more of our gross receipts for such taxable year, or (ii) we otherwise determine that we were a PFIC for such taxable year. However, no assurance can be given that information necessary to make a QEF election will be available with respect to any Lower-tier PFIC (as defined below) that we will not wholly-own. If we are a PFIC for any taxable year, the consequences to any U.S. Holder will depend on whether the U.S. Holder makes a valid QEF election or mark-to-market election as described below.

Under attribution rules, if we were a PFIC for any taxable year and had any subsidiaries or other entities in which we held a direct or indirect equity interest that were also PFICs (“Lower-tier PFICs”), U.S. Holders would be deemed to own their proportionate share of any such Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the following paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) a disposition of shares of a Lower-tier PFIC, in each case as if the U.S. Holders held such shares or equity interests directly, even if the U.S. Holders would not receive the proceeds of those distributions or dispositions.

If we are a PFIC for any taxable year during which a U.S. Holder owns the ADSs or Ordinary Shares, an adverse tax regime will generally apply to the U.S. Holder. Generally, gain recognized upon a taxable disposition (including, under certain circumstances, a pledge) of the ADSs or Ordinary Shares by the U.S. Holder will be allocated ratably over the U.S. Holder’s holding period for such ADSs or Ordinary Shares. The amounts allocated to the taxable year of disposition and to taxable years prior to the first taxable year in which we are a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest tax rate in effect for that taxable year for individuals or corporations, as applicable, and an interest charge will be imposed on the resulting tax liability for each such year. Further, to the extent that any distribution received by a U.S. Holder on the ADSs or Ordinary Shares exceeds 125% of the average of the annual distributions received on such ADSs or Ordinary Shares during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution will be subject to taxation in the same manner. If we are a PFIC for any taxable year during which a U.S. Holder owns ADSs or Ordinary Shares, we generally will continue to be treated as a PFIC with respect to such U.S. Holder’s ADSs or Ordinary Shares unless (a) we cease to be a PFIC and (b) the U.S. Holder makes a deemed sale election under the PFIC rules, which may result in recognition of gain (but not loss) taxable under the PFIC rules described above, without the receipt of any corresponding cash. U.S. Holders should consult their tax advisers regarding the advisability of making a deemed sale election in their particular circumstances if we are a PFIC for any taxable year and no timely QEF election is made with respect to us.

Alternatively, a U.S. Holder may be able to make a QEF election to treat us (and each Lower-tier PFIC the equity of which we may own in the future) as a qualified electing fund from the first taxable year in which we are treated as a PFIC during the U.S. Holder’s holding period. A U.S. Holder must make the QEF election by attaching a properly completed IRS Form 8621 (for us and any Lower-tier PFIC) to the U.S. Holder’s timely filed U.S. federal income tax return. A U.S. Holder that makes a QEF election valid for a taxable year that is not our first taxable year in we are a PFIC will be subject to the rules described in the preceding paragraph with respect to our prior taxable years in which we were a PFIC, unless the U.S. Holder makes a deemed sale election and recognizes any gain under the general PFIC rules described above with respect to the appreciation in the value of the U.S. Holder’s ADSs or Ordinary Shares attributable to such prior taxable years.

If a U.S. Holder makes a QEF election with respect to a PFIC, the U.S. Holder will be taxed on its pro-rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is a PFIC. If a U.S. Holder makes a QEF election with respect to us, any distributions we pay out of our earnings and profits that were previously included in the U.S. Holder’s income under the QEF election will not be taxable again to the U.S. Holder. A U.S. Holder will increase its tax basis in its ADSs or Ordinary Shares by an amount equal to any income included under the QEF election and will decrease its tax basis by any amount distributed on the ADSs or Ordinary Shares that is not included in the U.S. Holder’s income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of ADSs or Ordinary Shares in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ADSs or Ordinary Shares, as determined in U.S. dollars. The ordinary income and net capital gain under the QEF rules are not includible in income of a U.S. Holder for any year that we are not a PFIC.

We currently do not expect to have significant ordinary earnings or net capital gain for any taxable year in which we may be a PFIC. Accordingly, it may be in a U.S. Holder’s interest to make a QEF election with respect to us. However, it is difficult to predict the nature and composition of our income and assets and the value of our assets in light of the volatile nature of earnings patterns of emerging pharmaceutical or biotechnology companies such as us as well as the uncertainty as to our business model in the future. Accordingly, U.S. Holders should note that if they make a QEF election with respect to us, they may be required to pay U.S. federal income tax with respect to their ADSs or Ordinary Shares for any taxable year in which we are treated as a PFIC and have a positive amount of earnings or net capital gains even if we do not make any distributions in such year. U.S. Holders should consult their tax advisers regarding the advisability of making a QEF election in their particular circumstances.

Alternatively, if we are a PFIC for any taxable year and if the ADSs are regularly traded on a qualified exchange, a U.S. Holder may be able to make a mark-to-market election with respect to the ADSs that would result in tax treatment different from the general tax treatment for PFICs described above. The ADSs will be treated as regularly traded in any calendar year in which more than a de minims quantity of the ADSs are traded on a qualified exchange on at least 15 days during each calendar quarter. The Nasdaq, where the ADSs are listed, is a qualified exchange for this purpose. There can be no assurance that the ADSs will be regularly traded. If a U.S. Holder makes the mark-to-market election, then for each year that we are a PFIC, the U.S. Holder generally will recognize as ordinary income the excess of the fair market value of the ADSs at the end of the taxable year over such ADSs’ adjusted tax basis, and will recognize an ordinary loss in respect of the excess of the adjusted tax basis of the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the mark-to-market election, the U.S. Holder’s tax basis in the ADSs will be adjusted to reflect these income or loss amounts. Once made, the election cannot be revoked without the consent of the IRS and thus will generally continue to apply unless the ADSs cease to be regularly traded on a qualified exchange. If a U.S. Holder makes a mark-to-market election for any taxable year after the first taxable year in which we are PFIC with respect to such U.S. Holder (and no QEF election is made), the general PFIC rules described above (other than under the QEF rules) will apply to any mark-to-market gain recognized in the year for which the election is made. In addition, if a U.S. Holder makes the mark-to-market election, any gain that the U.S. Holder recognizes on the sale or other disposition of ADSs in a taxable year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes a mark-to-market election, distributions paid on the ADSs will generally be treated as discussed under “— Taxation of Distributions” below. U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances.

In particular, U.S. Holders should consider the impact of a mark-to-market election with respect to their ADSs given that we may in the future have Lower-tier PFICs, and there is no provision in the Code, Treasury regulations or other official guidance that would give U.S. Holders the right to apply a mark-to-market treatment to any Lower-tier PFIC the shares of which are not regularly traded.

If we are a PFIC for any taxable year during which a U.S. Holder owns ADSs or Ordinary Shares, the U.S. Holder will be required to file annual reports with the IRS, subject to certain exceptions. Failure to file such reports may result in substantial penalties and extension of any applicable statute of limitation period.

U.S. Holders should consult their tax advisers regarding the potential application of the PFIC rules to their investment in the ADSs and shares.

Taxation of Distributions

We currently do not expect to make distributions on the ADSs and Ordinary Shares. The following discussion is subject to the discussion above under “— Passive Foreign Investment Company Rules.” Any distributions paid on the ADSs or Ordinary Shares (other than certain pro-rata distributions of Ordinary Shares) will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not calculate our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Subject to applicable limitations, dividends paid on the ADSs to certain non-corporate U.S. Holders may be taxable at a preferential tax rate applicable to “qualified dividend income,” provided that we are not (and are not treated with respect to the U.S. Holder) as a PFIC for our taxable year of the distribution or the preceding taxable year. However, as described under “— Passive Foreign Investment Company Rules” above, there is a significant risk that we may be a PFIC for our current or any future taxable year and accordingly, in making their investment decision U.S. Holders should assume that dividends we pay, if any, will not be treated as “qualified dividend income”. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code.

Dividend income will include any amounts withheld in respect of Israeli taxes, and generally will be treated as foreign source income constituting “passive category income” for foreign tax credit purposes. Dividends will generally be included in a U.S. Holder’s income on the date of actual or constructive receipt by the depositary (in the case of ADSs) or the U.S. Holder (in the case of Ordinary Shares). If any dividend is paid in foreign currency, the amount of dividend income will be the dividend’s U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Such gain or loss will generally be treated as U.S.-source ordinary income or loss.

Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s circumstances, Israeli taxes withheld from dividends on the ADSs or Ordinary Shares will be creditable against the U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, U.S. Holders may elect to deduct foreign taxes in computing their taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale or Other Taxable Disposition

This discussion is subject to the discussion above under “— Passive Foreign Investment Company Rules.” Gain or loss realized on the sale or other taxable disposition of the ADSs or Ordinary Shares will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has owned the ADSs or Ordinary Shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the ADSs or Ordinary Shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations. Israeli taxes on capital gains will generally not be eligible for foreign tax credits to the extent that the U.S. Holder is entitled to an exemption from such taxes under Israeli domestic law or the Treaty. U.S. Holders should consult their tax advisers with respect to the creditability or deductibility of Israeli taxes, if any, on disposition gains in their particular circumstances.

Information Reporting and Backup Withholding

Payments of distributions and sales proceeds that are made within the United States or through certain U.S. related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders who are individuals and certain specified entities may be required to report information relating to the ADSs or Ordinary Shares or any non-U.S. accounts through which such ADSs or Ordinary Shares are held. U.S. Holders should consult their tax advisors regarding their reporting obligations with respect to the ADSs or Ordinary Shares.

Enforcement of Civil Liabilities

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Avenue, Suite 204, Newark, Delaware.

We have been informed by our legal counsel in Israel, Gross & Co., that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Underwriting

Subject to the terms and conditions set forth in the underwriting agreement, dated               , 2022, between us and Aegis Capital Corp. (the “underwriter” or “Aegis”) as the exclusive underwriter of this offering, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us the number of ADS shown opposite its name below:

Underwriter	Number of ADS
Aegis Capital Corp.
Total

The underwriters are committed to purchase all the ADSs offered by the Company, other than those covered by the over-allotment option to purchase additional ADSs described below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ADSs offered by us in this prospectus supplement are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriter is offering the ADSs subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriter a 45-day over-allotment option to purchase up to an aggregate of additional ADSs at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriter exercises this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional ADSs.

Discounts, Commissions and Reimbursement

The underwriter has advised us that it proposes to offer the ADSs to the public at the public offering price per share set forth on the cover page of this prospectus. The underwriter may offer ADSs to securities dealers at that price less a concession of not more than $          ADS. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the underwriter. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming no exercise and full exercise by the underwriter of its over-allotment option, respectively:

Total
	Per ADS	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions (7%)	$	$	$
Non-accountable expense allowance (1%)	$	$	$
Proceeds, before expenses, to us	$	$	$

In addition, we have also agreed to pay all expenses in connection with the offering, including, but not limited to, the following expenses: (a) all filing fees and communication expenses relating to the registration of the securities to be sold in the offering with the SEC; (b) all FINRA Public Offering Filing System fees associated with the review of this offering by FINRA; (c) all fees and expenses relating to the listing of such securities on Nasdaq and such other stock exchanges as the Company and the underwriter together determine; (d) all fees, expenses and disbursements relating to the registration or qualification of such securities under the “blue sky” securities laws of such states and other foreign jurisdictions as the underwriter may reasonably designate the costs, if any, of all mailing and printing of the underwriting documents; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities under the securities laws of such foreign jurisdictions as the underwriter may reasonably designate; (f) the costs of preparing, printing and delivering the securities and the offering documents; (g) transfer and/or stamp taxes, if any, payable upon the transfer of the securities from the Company to the underwriter; (h) the fees and expenses of the Company’s accountants; and (i) $75,000 for reasonable legal fees and disbursements for underwriter’s counsel.

Lock-Up Agreements

Each of the Company’s directors and executive officers and certain shareholders has agreed for a period of 90 days after the closing of the offering, subject to certain exceptions, without the prior written consent of the representative, not to directly or indirectly: (1) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any ADS, Ordinary Shares or any securities convertible into or exercisable or exchangeable for ADS, Ordinary Shares or Ordinary Share Equivalents of the Company or any of its subsidiaries (the “Restricted Securities”) owned either of record or beneficially (as defined in the Exchange Act) by the undersigned on the date hereof or hereafter acquired, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Restricted Securities or any securities convertible into or exercisable or exchangeable for Restricted Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Restricted Securities or such other securities, in cash or otherwise, (3) publicly announce an intention to do any of the foregoing, or (4) make any demand for or exercise any right with respect to, the registration of any Restricted Securities.

In addition, the Company has agreed that, for a period of ninety (90) days from the closing date of the offering, that without the prior written consent of the underwriter, it will not (a) offer, sell, issue, or otherwise transfer or dispose of, directly or indirectly, any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; (b) file or caused to be filed any registration statement with the SEC relating to the offering of any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; or (c) announce the intention to effect any of the actions described in subsections (a) or (b) hereof during such ninety (90) day period (all of such matters, the “Standstill”). So long as such equity securities are issued as “restricted securities” (other than the case of clause (i) below for securities registered under a registration statement on Form S-8) and carry no registration rights that require or permit the filing of any registration statement during the ninety (90) day period described above, the following matters shall not be prohibited by the Standstill: (i) the issuance of Ordinary Shares or options to employees, service providers, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose by the board of directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company  and the filing of a registration statement on Form S-8 related thereto; (ii) the issuance of equity securities in connection with an acquisition or a strategic relationship, which may include the sale of equity securities, (iii) issuance of Ordinary Shares upon the exercise, exchange or conversion of any securities exercisable, exchangeable or convertible into Ordinary Shares issued and outstanding on the date of the underwriting agreement, provided that such securities are not amended since the date of the underwriting agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities; (iv) the execution of, and issued of Company securities pursuant to, the GEM Facility (for avoidance of doubt, during the Standstill, the Company shall not issue a Draw Down Notice as defined in the definitive GEM Facility agreement between the Company and GEM Yield Bahamas Limited); and (iv) the issuance to MPG or one of its affiliates of ADSs pursuant to the License Agreement, dated December 11, 2021, between the Company and MPG. Other than with respect to the issuances to MPG, in no event should any equity transaction during the Standstill period result in the sale of equity at an effective price per Ordinary Share or ADS lower than the public offering price of the ADSs offered herein.

Right of First Refusal

Pursuant to the terms of the underwriting agreement, if, for the period ending six (6) months from the closing of this offering, subject to certain exceptions set forth in the underwriting agreement, we or any of our subsidiaries (a) decide to finance or refinance any indebtedness, Aegis (or any affiliate designated by Aegis) shall have the right to act as the sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (b) decide to raise funds by means of a public offering (including an at-the-market facility) or a private placement or any other capital raising financing of equity, equity-linked or debt securities (other than the GEM Facility), Aegis (or any affiliate designated by Aegis) shall have the right to act as the sole book-running manager, sole underwriter or sole placement agent for such financing.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by the underwriter or one or more of selling group members. The underwriter may agree to allocate a number of shares to selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase ADSs so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the ADSs while the offering is in progress.

Over-allotment transactions involve sales by the underwriter of ADSs in excess of the number of ADSs the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriter is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriter may close out any short position by exercising their over-allotment option and/or purchasing ADSs in the open market.

Syndicate covering transactions involve purchases of ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared with the price at which they may purchase ADSs through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the ADSs originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs. As a result, the price of the ADSs in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the ADSs. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Other Relationships

The underwriter may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction.

Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the securities hereunder is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Expenses Relating to the Offering

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of ADSs in the offering. All amounts are estimated except the SEC registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee. Except as otherwise noted, all the expenses below will be paid by us.

Expense	Amount
SEC registration fee	US$	1,333
FINRA filing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing expenses		*
Miscellaneous fees and expenses		*
Total	US$	*

*	To be provided by amendment.

Legal Matters

The validity of our ordinary shares and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Gross & Co., Israel. Certain members of Gross & Co. are the beneficial owners of an aggregate of less than 1.0% of our ordinary shares. Certain legal matters in connection with this offering relating to U.S. federal law will be passed upon for us by Lucosky Brookman LLP, Woodbridge, New Jersey. Certain legal matters concerning this offering relating to U.S. federal law will be passed upon for the underwriter by Sichenzia Ross Ference LLP.

Experts

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2021 have been so incorporated in reliance on the report of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We have filed with the SEC a Registration Statement on Form F-1 under the Securities Act with respect to the ADSs offered in this prospectus. This prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits for that information. With respect to references made in this prospectus to any contract or other document of BiondVax, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

BIONDVAX PHARMACEUTICALS LTD.

FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021

- - - - - - - - - - -

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

BIONDVAX PHARMACEUTICALS LTD.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of BiondVax Pharmaceuticals Ltd. (“the Company”) as of December 31, 2021 and 2020 and the related statements of comprehensive loss, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which they relate.

Impairment - Long-Lived Assets

At December 31, 2021 the Company’s factory leasehold (within property, plant and equipment) had a net carrying value of NIS 37,977 thousand. As described in Note 2i of the financial statements, the Company evaluates the need to record an impairment of the carrying amount of non-financial assets, which includes factory leasehold, whenever events or changes in circumstances, or triggering events indicate that the carrying amount may not be recoverable. Triggering events include negative changes in technology, markets or economy. Upon identification of an indicator of impairment, the Company evaluates the recoverability of non-financial assets by comparing its carrying amount to the recoverable amount.

Auditing the Company’s determination of the recoverable amount was complex and highly judgmental due to the significant estimation uncertainty and judgment required to estimate future cash flows. In particular, the estimates are based on assumptions about future cash flow from alternative use of the factory leasehold following the Company Phase 3 clinical trial results of the universal vaccine product did not demonstrate an efficacy result. The significant assumption used in the estimate included discount rate that could be affected by future economic and market conditions.

To test management’s determination of recoverable amount, we evaluated the discount rate used in the determination of the recoverable amount and our procedures included, among others, comparing the significant assumptions used by management to available industry and historical trends and evaluated whether changes to the significant assumptions would impact the impairment conclusion. In addition, we reviewed the related disclosure in the financial statements.

/S/ KOST FORER GABBAY & KASIERER

A Member of Ernst & Young Global

We have served as the Company’s auditor since 2005.

Tel-Aviv, Israel

March 28, 2022

PCAOB ID # 1281

BIONDVAX PHARMACEUTICALS LTD.

BALANCE SHEETS

In thousands, except share and per share data

					Convenience
					translation
					(Note 2c)
		December 31,			December 31,
		2020	2021		2021
	Note	N I S			U.S. dollars
CURRENT ASSETS:
Cash and cash equivalents	4	9,421	54,036		17,375
Other receivables	5	1,204	1,012		325

		10,625	55,048		17,700
LONG-TERM ASSETS:
Property, plant and equipment	6	39,607	38,519		12,386
Right-of-use assets	7	6,206	5,588		1,797
Other long-term assets	8	473	444		143
		46,286	44,551		14,326
		56,911	99,599		32,026

CURRENT LIABILITIES:
Trade payables		1,868	3,107		999
Current maturities of lease liabilities	10	654	773		249
Loan from others	12d	60,421	-		-
Other payables	9	1,246	3,327		1,070

		64,189	7,207		2,318
LONG-TERM LIABILITIES:
Lease Liabilities	10	6,088	5,712		1,837
Loan from others	12d	-	63,252		20,338
Other payables		1,135	-		-
Severance pay liability, net	11	95	95		31

		7,318	69,059		22,206
SHAREHOLDERS’ EQUITY:	13
Ordinary shares of no par value: Authorized: 1,800,000,000 and 600,000,000 shares at December 31, 2021 and 2020, respectively; Issued and outstanding: 739,048,544 and 461,285,824 shares at December 31, 2021 and 2020, respectively		* )-	*	)-	*	)-
Share premium		310,197	388,104		124,792
Accumulated deficit		(324,793)	(364,771)		(117,290)

		(14,596)	23,333		7,502

		56,911	99,599		32,026

*)	Represents less than NIS\USD 1.

The accompanying notes are an integral part of the financial statements.

March 28, 2022	/s/ Mark Germain	/s/ Amir Reichman	/s/ Uri Ben-Or
Date of approval of the	Mark Germain	Amir Reichman	Uri Ben-Or
financial statements	Chairman of the Board	Chief Executive Officer	Chief Financial Officer

BIONDVAX PHARMACEUTICALS LTD.

STATEMENTS OF COMPREHENSIVE LOSS

In thousands, except share and per share data

					Convenience translation (Note 2c)
		Year ended December 31,			Year ended December 31,
		2019	2020	2021	2021
	Note	N I S			U.S. dollars
Operating expenses:

Research and development, net of participations	15a	68,645	51,463	10,341	3,325
Marketing, general and administrative	15b	9,706	16,687	24,528	7,887
Other income	12e	-	(75,484)	(40)	(13)

Total operating expenses (income)		78,351	(7,334)	34,829	11,199

Operating income (loss)		(78,351)	7,334	(34,829)	(11,199)
Financial income	15c	4	3,843	5,716	1,838
Financial expense	15c	(30,847)	(15,632)	(10,865)	(3,494)

Net Loss		(109,194)	(4,455)	(39,978)	(12,855)

Total comprehensive loss		(109,194)	(4,455)	(39,978)	(12,855)

Basic and diluted loss per share		(0.33)	(0.01)	(0.07)	(0.02)

Weighted average number of shares outstanding used to compute basic and diluted loss per share		326,651,721	443,260,878	564,575,967	564,575,967

The accompanying notes are an integral part of the financial statements.

BIONDVAX PHARMACEUTICALS LTD.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

In thousands

	Share capital		Share premium	Accumulated deficit	Total
	N I S

Balance as of January 1, 2019	*	)-	179,929	(211,144)	(31,215)

Total comprehensive loss	-		-	(109,194)	(109,194)
Issuance of Ordinary shares, net of issuance costs	-		70,270	-	70,270
Exercise of options			1,402	-	1,402
Share-based compensation	-		3,684	-	3,684

Balance as of December 31, 2019	*	)-	255,285	(320,338)	(65,053)

Total comprehensive loss	-		-	(4,455)	(4,455)
Exercise of warrants	-		45,274	-	45,274
Exercise of options	-		166	-	166
Share-based compensation	-		9,472	-	9,472

Balance as of December 31, 2020	*	)-	310,197	(324,793)	(14,596)

Total comprehensive loss	-		-	(39,978)	(39,978)
Issuance of Ordinary shares, net of issuance costs	-		69,003	-	69,003
Share-based compensation	-		8,904	-	8,904

Balance as of December 31, 2021	*	)-	388,104	(364,771)	23,333

Convenience translation into U.S. dollars (Note 2c)

Balance as of December 31, 2021	*	)-	124,792	(117,290)	7,502

*)	Represents less than NIS\USD 1.

The accompanying notes are an integral part of the financial statements.

BIONDVAX PHARMACEUTICALS LTD.

STATEMENTS OF CASH FLOWS

In thousands

				Convenience translation (Note 2c)
	Year ended December 31,			Year ended December 31,
	2019	2020	2021	2021
	N I S			U.S. dollars
Cash flows from operating activities:

Net loss	(109,194)	(4,455)	(39,978)	(12,854)

Adjustments to reconcile net loss to net cash used in operating activities:

Adjustments to profit and loss items:
Depreciation of property, plant and equipment and right-of-use assets	1,645	2,436	2,415	777
Net financial expenses (income)	15,902	12,940	(930)	(299)
Capital gain	-	(160)	(40)	(13)
Increase (decrease) in liability with respect to loans from others	14,083	(63,359)	2,831	910
Increase (decrease) in liability with respect to Government grants	169	(14,812)	-	-
Share-based compensation	3,684	9,472	8,904	2,863
Change in employee benefit liabilities, net	7	6	-	-

	35,490	(53,477)	13,180	4,238
Changes in asset and liability items:

Decrease (increase) in other receivables	309	(548)	162	52
Increase (decrease) in trade payables	(3,661)	(15,194)	1,239	398
Increase in short and long-term other payables	127	1,178	946	304

	(3,225)	(14,564)	2,347	754
Cash paid and received during the year for:

Interest paid	(131)	(45)	(33)	(11)
Interest received	2	2	-	-

	(129)	(43)	(33)	(11)

Net cash used in operating activities	(77,058)	(72,539)	(24,484)	(7,873)

The accompanying notes are an integral part of the financial statements.

BIONDVAX PHARMACEUTICALS LTD.

STATEMENTS OF CASH FLOWS

In thousands

				Convenience translation (Note 2c)
	Year ended December 31,			Year ended December 31,
	2019	2020	2021	2021
	N I S			U.S. dollars
Cash flows from investing activities:

Purchase of property and equipment	(7,429)	(6,132)	(430)	(138)
Proceeds from sale of property and equipment	-	160	40	13
Decrease (increase) in other long-term assets	230	37	29	9

Net cash used in investing activities	(7,199)	(5,935)	(361)	(116)

Cash flows from financing activities:

Proceeds from loan from others	15,337	-	-	-
Proceeds from issuance of shares and options, net of issuance costs	70,270	-	69,003	22,187
Payment of lease liabilities	(581)	(1,240)	(1,220)	(392)
Proceeds from exercise of options to employees	-	166	-	-
Proceeds from exercise of warrants to public	188	14,790	-	-

Net cash provided by financing activities	85,214	13,716	67,783	21,795

Exchange differences on balances of cash and cash equivalents	(4,373)	1,712	1,677	540

Increase (decrease) in cash and cash equivalents	(3,416)	(63,046)	44,615	14,346
Balance of cash and cash equivalents at the beginning of the year	75,883	72,467	9,421	3,029

Balance of cash and cash equivalents at the end of the year	72,467	9,421	54,036	17,375

Non-cash activities:

Right-of-use asset recognized with corresponding lease liability	-	-	249	80
Exercise of warrants to public	1,214	30,484	-	-

The accompanying notes are an integral part of the financial statements.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 1: GENERAL

a.	BiondVax Pharmaceuticals Ltd. (“the Company”) is focused on developing and ultimately commercializing products for prevention and treatment of infectious diseases and Other illnesses. The Company was incorporated on July 21, 2003 in Israel, and started its activity on March 31, 2005. The Company’s principal executive offices and main laboratory are located at Jerusalem BioPark, 2nd floor, Hadassah Ein Kerem Campus, Jerusalem, Israel, next to Hadassah University Hospitals and Hebrew University’s Medical School.

b.	On May 15, 2015, the Company completed a public offering of securities in the United States.

c.	On March 28, 2017, the Company received an approval from the Investment Center of the Ministry of Economy and Industry of the State of Israel, for a grant (“the Grant”) representing 20% of NIS 20,000 budget to be utilized towards the construction of a factory for the production of Phase 3 and commercial batches of the Company’s product. The receipt of the Grant is subject to certain terms and conditions, including those outlined under the Israeli Encouragement of Capital Investment Law, 1959. The terms and conditions include, inter alia, the following: (a) at least 24% of the investments in the planned manufacturing facility’s fixed assets will be financed by additional share capital; (b) the Company will maintain its intellectual property and manufacturing facility in Israel for a period of at least 10 years.

To the report date the Company did not meet all the terms and conditions set by the Investment Center of the Ministry of Economy and Industry of the State of Israel.

d.	On October 23, 2020, the Company announced Phase 3 clinical trial results of the M-001 universal vaccine product. The results did not demonstrate a statistically significant difference between the vaccinated group and the placebo group in reduction of flu illness and severity. Therefore, the study failed to meet both the primary and secondary efficacy endpoints. However, the study’s primary safety endpoint was met.

e.	On January 26, 2021, the EIB notified the Company among other thing that they will not consider the failure of the Company’s pivotal phase 3 trial for M-001 to meet the primary and secondary efficacy endpoints as a trigger for prepayment of a loan extended under the Finance Contract. However, the EIB cautioned the Company that their letter is not a consent, agreement, amendment or waiver in respect of the terms of the Finance Contract, reserving any other right or remedy the EIB may have now or subsequently. If some or all of the loans under the Finance Contract are accelerated by the EIB, or secured creditor remedies are exercised, the Company expect such events to adversely impact the Company’s ability to continue as a going concern.

As of December 31, 2021, the EIB loan balance is $20,338 (approximately NIS 63,252) and presented as long term liability. Refer also to Note 18.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 1: GENERAL (Cont.)

f.	On October 19, 2021 the Company signed a term sheet that includes binding financial terms of contemplated definitive agreements with the Max Planck Society and the University Medical Center Göttingen in Germany, including an exclusive worldwide licensing of novel COVID-19 VHH antibody candidates. The parties intend to enter into a 5-year strategic research collaboration including an option for BiondVax to license innovative VHH antibodies. Frequently referred to as nanobodies, VHH antibodies have the potential to serve as therapeutics and diagnostics for many diseases. The transaction is subject to execution of definitive agreements.

On December 22, 2021, the Company signed definitive agreements with the Max Planck Society (“MPG”), the parent organization of the Max Planck Institute for Biophysical Chemistry, and the University Medical Center Göttingen (“UMG”), both in Germany, to enter into a strategic collaboration for the development and commercialization of innovative Covid-19 NanoAbs, effective from January 1, 2022. The agreements provide for an upfront payment, development and sales milestones and royalties based on sales and sharing of sublicense revenues.

On March 23, 2022, the Company executed an additional research collaboration agreement with MPG and UMG covering development and commercialization of NanoAbs for several other disease indications with large market sizes that leverage their unique binding affinity, stability at high temperatures, and potential for more effective and convenient routes of administration. These targets are the basis for validated and currently marketed monoclonal antibodies, including for conditions such as psoriasis, asthma, macular degeneration, and psoriatic arthritis.

g.	During the year ended December 31, 2021, the Company incurred a loss of NIS 39,978 ($ 12,854) and negative cash flows from operating activities of NIS 24,484 ($ 7,873) and it has an accumulated deficit of NIS 364,771 ($ 117,290) as of that date.

To date the Company has not generated any revenues and may need additional funds to finance its operation in the future.

Furthermore, the Company’s ability to continue as a going concern and execute on its business plan is dependent upon its ability to raise capital through private or public financings, enter into a commercial agreement or engage in a strategic alternative, among others. The Company currently intend to finance its activities through any of the above. However, there are no assurances that the Company will be successful in raising such capital or, in the event of a capital raising, that such capital will be available on terms acceptable to the Company.

The Company’s management and Board of Directors are of the opinion that its current financial resources will be sufficient to continue the development of the Company’s products for at least the next twelve months.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES

The following accounting policies have been applied consistently in the financial statements for all periods presented, unless otherwise stated.

a.	Basis of presentation of the financial statements:

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The Company’s financial statements have been prepared on a cost basis, except for financial instruments which are measured at fair value through profit or loss.

The Company has elected to present profit or loss items using the “function of expense” method.

b.	Functional currency, reporting currency and foreign currency:

1.	Functional currency and reporting currency:

The functional currency and reporting currency of the financial statements is the NIS. The functional currency is the currency that best reflects the economic environment in which the Company operates and conducts its transactions. Most of the Company’s costs are incurred in NIS. In addition, the Company’s financing activities are incurred normally in NIS. The Company’s management believes, therefore, that the functional currency of the Company is the NIS.

2.	Transactions, assets and liabilities in foreign currency:

Transactions denominated in foreign currency are recorded upon initial recognition at the exchange rate at the date of the transaction. After initial recognition, monetary assets and liabilities denominated in foreign currency are translated at the end of each reporting period into the functional currency at the exchange rate at that date. Exchange rate differences are recognized in profit or loss.

c.	Convenience translation into U.S. dollars:

The financial statements as of December 31, 2021 and for the year then ended have been translated into U.S. dollars using the exchange rate of the U.S. dollar as of December 31, 2021 (U.S. $ 1.00 = NIS 3.11). The translation was made solely for convenience purposes.

The dollar amounts presented in these financial statements should not be construed as representing amounts that are receivable or payable in U.S. Dollars or convertible into U.S. Dollars, unless otherwise indicated.

d.	Cash equivalents:

Cash equivalents are considered as highly liquid investments, including unrestricted short-term bank deposits with an original maturity of three months or less from the date of acquisition.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

e.	Restricted cash:

Restricted cash are bank deposits with an original maturity of more than one year from the date of investment and which do not meet the definition of cash equivalents. The deposits are presented according to their terms of deposit.

f.	Property and equipment:

Property, plant and equipment are measured at cost, including directly attributable costs, less accumulated depreciation, accumulated impairment losses and excluding day-to-day servicing expenses.

Depreciation is calculated on a straight-line basis over the useful life of the assets at annual rates as follows:

%

Laboratory equipment	15
Office furniture and equipment	6 - 33
Computers	33
Leasehold improvements	(*)

(*)	Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term (including the extension option held by the Company and intended to be exercised) and the expected life of the improvement.

The useful life, depreciation method and residual value of an asset are reviewed at least each year-end and any changes are accounted for prospectively as a change in accounting estimate.

An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal.

g.	Research and development expenses, net of participations:

Research and development expenses are recognized in profit or loss when incurred. An intangible asset arising from a development project or from the development phase of an internal project is recognized if the Company can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale; the Company’s intention to complete the intangible asset and use or sell it; the Company’s ability to use or sell the intangible asset; how the intangible asset will generate future economic benefits; the availability of adequate technical, financial and other resources to complete the intangible asset; and the Company’s ability to measure reliably the expenditure attributable to the intangible asset during its development. Since the Company’s research and development projects are often subject to regulatory approval procedures and other uncertainties, the conditions for the capitalization of costs incurred before receipt of approvals are not normally satisfied and, therefore, development expenditures are recognized in profit or loss when incurred.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

h.	Government investment grants:

Government grants are recognized when there is reasonable assurance that the grants will be received and the Company will comply with the attendant conditions.

Research and development grants received from the Israeli Innovation Authority (“IIA”) are recognized upon receipt as a liability only if future economic benefits are expected from the project that will result in royalty-bearing sales. A liability for the grant is first measured at fair value using a discount rate that reflects a market interest rate. The difference between the amount of the grant received and the fair value of the liability is accounted for as a Government grant and recognized as a reduction of research and development expenses. After initial recognition, the liability is measured at amortized cost using the effective interest method.

Future royalty payments will be treated as a reduction of the liability. In that event, the royalty obligation is treated as a contingent liability in accordance with IAS 37, “Provisions, Contingent Liabilities and Contingent Assets” (“IAS 37”).

At the end of each reporting period, the Company evaluates whether there is reasonable assurance that the received grants will not be repaid based on its best estimate of future sales and, if so, no liability is recognized and the grants are recorded against a corresponding reduction in research and development expenses.

Research and development grants received from the European Union are recorded against a corresponding reduction in research and development expenses since they are non-refundable and do not depend on the generation of future sales.

i.	Impairment of non-financial assets:

The Company evaluates the need to record an impairment of the carrying amount of non-financial assets whenever events or changes in circumstances indicate that the carrying amount is not recoverable. If the carrying amount of non-financial assets exceeds their recoverable amount, the assets are reduced to their recoverable amount. The recoverable amount of an asset that does not generate independent cash flows is determined for the cash-generating unit to which the asset belongs and is calculated based on the projected cash flows that will be generated by the cash generated unit. Impairment losses are recognized in profit or loss.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

An impairment loss of an asset is reversed only if there have been changes in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. Reversal of an impairment loss, as above, shall not be increased above the lower of the carrying amount that would have been determined (net of depreciation or amortization) had no impairment loss been recognized for the asset in prior years, and its recoverable amount.

The Company did not recognize any impairment of non-financial assets for any of the periods presented.

j.	Financial instruments:

1.	Financial assets:

Financial assets are measured upon initial recognition at fair value plus transaction costs that are directly attributable to the acquisition of the financial assets, except for financial assets measured at fair value through profit or loss in respect of which transaction costs are recorded in profit or loss.

The Company classifies and measures debt instruments in the financial statements based on the following criteria:

-	The Company’s business model for managing financial assets; and
-	The contractual cash flow terms of the financial asset.

Debt instruments are measured at fair value through profit or loss when:

A financial asset which is a debt instrument does not meet the criteria for measurement at amortized cost or at fair value through other comprehensive income. After initial recognition, the financial asset is measured at fair value and gains or losses from fair value adjustments are recognized in profit or loss.

2.	Derecognition of financial assets:

A financial asset is derecognized only when:

-	The contractual rights to the cash flows from the financial asset have expired; or

-	The Company has transferred substantially all the risks and rewards deriving from the contractual rights to receive cash flows from the financial asset or has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset; or

-	The Company has retained its contractual rights to receive cash flows from the financial asset but has assumed a contractual obligation to pay the cash flows in full without material delay to a third party.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

3.	Financial liabilities:

a)	Financial liabilities measured at amortized cost:

Financial liabilities are initially recognized at fair value less transaction costs that are directly attributable to the issue of the financial liability.

After initial recognition, the Company measures all financial liabilities at amortized cost using the effective interest rate method, except for:

-	Financial liabilities at fair value through profit or loss such as warrant liability.

b)	Financial liabilities measured at fair value through profit or loss:

At initial recognition, the Company measures financial liabilities that are not measured at amortized cost at fair value. Transaction costs are recognized in profit or loss.

After initial recognition, changes in fair value are recognized in profit or loss.

4.	Derecognition of financial liabilities:

A financial liability is derecognized only when it is extinguished, that is when the obligation specified in the contract is discharged or cancelled or expires. A financial liability is extinguished when the debtor discharges the liability by paying in cash, other financial assets, goods or services; or is legally released from the liability.

5.	Issue of a unit of securities:

The issue of a unit of securities involves the allocation of the proceeds received (before issue expenses) to the securities issued in the unit based on the following order: financial derivatives and other financial instruments measured at fair value in each period. Then fair value is determined for financial liabilities that are measured at amortized cost. The proceeds allocated to equity instruments are determined to be the residual amount. Issue costs are allocated to each component pro rata to the amounts determined for each component in the unit.

k.	Fair value measurement:

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair value measurement is based on the assumption that the transaction will take place in the asset’s or the liability’s principal market, or in the absence of a principal market, in the most advantageous market.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

Fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities measured at fair value or for which fair value is disclosed are categorized into levels within the fair value hierarchy based on the lowest level input that is significant to the entire fair value measurement:

Level 1	-	quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2	-	inputs other than quoted prices included within Level 1 that are observable directly or indirectly.

Level 3	-	inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data).

l.	Provisions:

A provision in accordance with IAS 37 is recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is expected to require the use of economic resources to settle the obligation and a reliable estimate can be made of it.

m.	Operating leases:

The Company accounts for a contract as a lease when the contract terms convey the right to control the use of an identified asset for a period of time in exchange for consideration.

The Company as a lessee:

For leases in which the Company is the lessee, the Company recognizes on the commencement date of the lease a right-of-use asset and a lease liability, excluding leases whose term is up to 12 months and leases for which the underlying asset is of low value. For these excluded leases, the Company has elected to recognize the lease payments as an expense in profit or loss on a straight-line basis over the lease term. In measuring the lease liability, the Company has elected to apply the practical expedient in the Standard and does not separate the lease components from the non-lease components (such as management and maintenance services, etc.) included in a single contract.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Leases which entitle employees to a company car as part of their employment terms are accounted for as employee benefits in accordance with the provisions of IAS 19 and not as subleases.

On the commencement date, the lease liability includes all unpaid lease payments discounted at the interest rate implicit in the lease, if that rate can be readily determined, or otherwise using the Company’s incremental borrowing rate. After the commencement date, the Company measures the lease liability using the effective interest rate method.

On the commencement date, the right-of-use asset is recognized in an amount equal to the lease liability plus lease payments already made on or before the commencement date and initial direct costs incurred. The right-of-use asset is measured applying the cost model and depreciated over the shorter of its useful life and the lease term.

Following are the amortization periods of the right-of-use assets by class of underlying asset:

Years
Building	10
Motor vehicles	3

The Company tests for impairment of the right-of-use asset whenever there are indications of impairment pursuant to the provisions of IAS 36.

n.	Employee benefit liabilities:

The Company has several employee benefit plans:

1.	Short-term employee benefits:

Short-term employee benefits include salaries, paid annual leave, paid sick leave, recreation and social security contributions and are recognized as expenses as the services are rendered.

2.	Post-employment benefits:

Post-employment benefit plans are normally financed by contributions to insurance companies and classified as defined contribution plans or as defined benefit plans.

The Company has defined contribution plans pursuant to Section 14 of the Severance Pay Law into which the Company pays fixed contributions and has no legal or constructive obligation to pay further contributions on account of severance pay if the fund does not hold sufficient amounts to pay all employee benefits relating to employee service in current and prior periods.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Contributions to the defined contribution plan in respect of severance or retirement pay are recognized as an expense when contributed concurrently with performance of the employee’s services.

o.	Share-based payment transactions:

From time to time, the Company grants to its employees and service providers remuneration in the form of equity-settled share-based instruments, such as options to purchase Ordinary shares.

Equity-settled transactions:

The cost of equity-settled transactions with employees is measured at the fair value of the equity instruments granted at grant date. The fair value is determined using an acceptable option pricing model.

With respect to other service providers, the cost of the transactions is measured at the fair value of the goods or services received as consideration for equity instruments. In cases where the fair value of the goods or services received as consideration of equity instruments cannot be measured, they are measured by reference to the fair value of the equity instruments granted.

The cost of equity-settled transactions is recognized in profit or loss, together with a corresponding increase in equity, during the period which the performance or service conditions are to be satisfied, ending on the date on which the relevant employees become fully entitled to the award (“the vesting period”).

No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vested irrespective of whether the market condition is satisfied, provided that all other vesting conditions are satisfied.

p.	Loss per share:

Loss per share is calculated by dividing the loss attributable to Company shareholders by the weighted number of outstanding Ordinary shares during the period. Potential Ordinary shares are only included in the computation of diluted loss per share when their conversion increases loss per share or decreases income per share. Potential Ordinary shares that are converted during the period are included in diluted loss per share only until the conversion date.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

q.	Disclosure of new standards in the period prior to their adoption:

1.	Amendment to IAS 1, “Presentation of Financial Statements”:

In January 2020, the IASB issued an amendment to IAS 1, “Presentation of Financial Statements” (“the Amendment”) regarding the criteria for determining the classification of liabilities as current or non-current.

The Amendment includes the following clarifications:

●	What is meant by a right to defer settlement.

●	That a right to defer must exist at the end of the reporting period.

●	That classification is unaffected by the likelihood that an entity will exercise its deferral right.

●	That only if an embedded derivative in a convertible liability is itself an equity instrument would the terms of a liability not impact its classification.

The Amendment is effective for annual periods beginning on or after January 1, 2023 and must be applied retrospectively.

The Company is evaluating the possible impact of the Amendment on its current loan agreements.

2.	Amendment to IAS 16, “Property, Plant and Equipment”:

In May 2020, the IASB issued an amendment to IAS 16, “Property, Plant and Equipment” (“the Amendment”). The Amendment prohibits a company from deducting from the cost of property, plant and equipment (“PP&E”) consideration received from the sales of items produced while the company is preparing the asset for its intended use. Instead, the company should recognize such consideration and related costs in profit or loss.

The Amendment is effective for annual reporting periods beginning on or after January 1, 2022, with earlier application permitted. The Amendment is to be applied retrospectively, but only to items of PP&E made available for use on or after the beginning of the earliest period presented in the financial statements in which the company first applies the Amendment. The company should recognize the cumulative effect of initially applying the Amendment as an adjustment to the opening balance of retained earnings at the beginning of the earliest period presented.

The Company estimates that the application of the Amendment is not expected to have a material impact on the financial statements.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

3.	Amendment to IAS 37, “Provisions, Contingent Liabilities and Contingent Assets”:

In May 2020, the IASB issued an amendment to IAS 37, regarding which costs a company should include when assessing whether a contract is onerous (“the Amendment”). According to the Amendment, costs of fulfilling a contract include both the incremental costs (for example, raw materials and direct labor) and an allocation of other costs that relate directly to fulfilling a contract (for example, depreciation of an item of property, plant and equipment used in fulfilling the contract).

The Amendment is effective for annual periods beginning on or after January 1, 2022 and applies to contracts for which all obligations in respect thereof have not yet been fulfilled as of January 1, 2022. Early application is permitted.

The Company estimates that the application of the Amendment is not expected to have a material impact on the financial statements.

4.	Amendment to IAS 8, “Accounting Policies, Changes to Accounting Estimates and Errors”:

In February 2021, the IASB issued an amendment to IAS 8, “Accounting Policies, Changes to Accounting Estimates and Errors” (“the Amendment”), in which it introduces a new definition of “accounting estimates”.

Accounting estimates are defined as “monetary amounts in financial statements that are subject to measurement uncertainty”. The Amendment clarifies the distinction between changes in accounting estimates and changes in accounting policies and the correction of errors.

The Amendment is to be applied prospectively for annual reporting periods beginning on or after January 1, 2023 and is applicable to changes in accounting policies and changes in accounting estimates that occur on or after the start of that period. Early application is permitted.

The Company is evaluating the effects of the Amendment on its financial statements.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 3:- SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS USED IN THE PREPARATION OF THE FINANCIAL STATEMENTS

The preparation of the financial statements requires management to make estimates and assumptions that have an effect on the application of the accounting policies and on the reported amounts of assets, liabilities and expenses.

Discussed below are the key assumptions made in the financial statements concerning uncertainties at the end of the reporting period and the critical estimates computed by the Company that may result in a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

●	Determining the fair value of share-based compensation to employees and directors:

The fair value of share-based compensation to employees and directors is determined using acceptable option pricing models.

The assumptions used in the models include the expected volatility, expected life, expected dividend and risk-free interest rate.

●	Grants from the Israel Innovation Authority (“the IIA”):

Government grants received from the IIA are recognized as a liability if future economic benefits are expected from the research and development activity that will result in royalty-bearing sales. There is certainty regarding the estimated future economic benefits, therefore the liability was recorded with respect to the IIA grants.

●	Discount rate for a lease liability: When the Company is unable to readily determine the discount rate implicit in a lease in order to measure the lease liability, the Company uses an incremental borrowing rate. That rate represents the rate of interest that the Company would have to pay to borrow over a similar term and with similar security, the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment. When there are no financing transactions that can serve as a basis, the Company determines the incremental borrowing rate based on its credit risk, the lease term and other economic variables deriving from the lease contract’s conditions and restrictions. In certain situations, the Company is assisted by an external valuation expert in determining the incremental borrowing rate.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 4:- CASH AND CASH EQUIVALENTS

			Convenience
			translation
	December 31,		December 31,
	2020	2021	2021
	N I S		U.S. dollars
Cash in NIS	1,150	5,579	1,794
Cash in USD	8,234	48,457	15,581
Cash in EURO	37	-	-
	9,421	54,036	17,375

NOTE 5:- OTHER RECEIVABLES

			Convenience
			Translation
	December 31,		December 31,
	2020	2021	2021
	N I S		U.S. dollars
Government authorities	229	306	98
Prepaid expenses and other	975	706	227
	1,204	1,012	325

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 6:- PROPERTY, PLANT AND EQUIPMENT, NET

December 31, 2021:

	Laboratory equipment	Office furniture and equipment	Computers	Cars	Factory leasehold	Total
Cost:

Balance at January 1, 2021	2,922	119	613	-	41,212	44,866
Additions	4	25	24	276	101	430
Deductions	(149)	-	-	-	-	(149)
Balance at December 31, 2021	2,777	144	637	276	41,313	45,147

Accumulated depreciation:

Balance at January 1, 2021	2,707	105	486	-	1,961	5,259
Additions	47	7	79	10	1,375	1,518
Deductions	(149)	-	-	-	-	(149)
Balance at December 31, 2021	2,605	112	565	10	3,336	6,628
Depreciated cost at December 31, 2021	172	32	72	266	37,977	38,519

Convenience translation into U.S. dollars
Depreciated cost at December 31, 2021	55	10	23	87	12,211	12,386

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 6:- PROPERTY, PLANT AND EQUIPMENT, NET (Cont.)

December 31, 2020:

	Laboratory equipment	Office furniture and equipment	Computers	Factory leasehold	Total
Cost:

Balance at January 1, 2020	3,362	119	568	35,159	39,208
Additions	34	-	45	6,053	6,132
Deductions	(474)	-		-	(474)
Balance at December 31, 2020	2,922	119	613	41,212	44,866

Accumulated depreciation:

Balance at January 1, 2020	3,135	99	406	587	4,227
Additions	46	6	80	1,374	1,506
Deductions	(474)	-	-	-	(474)
Balance at December 31, 2020	2,707	105	486	1,961	5,259
Depreciated cost at December 31, 2020	215	14	127	39,251	39,607

NOTE 7:- LEASES

a.	Information on leases:

The Company has lease agreements that include leases of buildings and vehicles that are used to maintain the Company’s ongoing operations. The leases of the buildings and vehicles are for a period of 10 and 3 years, respectively. Some of these lease agreements include extension options.

			Convenience
			translation
	December 31,		December 31,
	2020	2021	2021
	N I S		U.S. dollars
Interest expense on lease liabilities	479	715	230
Total cash outflow for leases	1,240	1,220	392

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 7:- LEASES (Cont.)

b.	Lease extension options:

The Company has leases that include extension options. These options provide flexibility in managing the leased assets and align with the Company’s business needs.

The Company exercises significant judgment in deciding whether it is reasonably certain that the extension options will be exercised.

In leases that contain noncancelable lease periods of 10 years, the Company does not generally include in the lease term the exercise of extension options since the Company believes it is not reasonably certain that the extension options will be exercised. Following are details of potential future undiscounted lease payments for periods covered by extension or termination options that were not included in the measurement of the Company’s lease liabilities:

			Convenience
			translation
	December 31,		December 31,
	2020	2021	2021
	N I S		U.S. dollars
More than 5 years
Lease payments applicable in extension option periods which as of the end of the reporting period are not reasonably certain to be exercised	5,889	5,889	1,894

c.	Disclosures in respect of right-of-use assets:

December 31, 2021:

	Buildings	Motor vehicles	Total
Cost:

Balance as of January 1, 2021	7,827	257	8,084
Additions during the year:
New leases	-	279	279

Balance as of December 31, 2021	7,827	536	8,363

Accumulated depreciation:

Balance as of January 1, 2021	1,648	230	1,878
Additions during the year:
Depreciation and amortization	824	73	897
Balance as of December 31, 2021	2,472	303	2,775
Depreciated cost at December 31, 2021	5,355	233	5,588

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 7:- LEASES (Cont.)

December 31, 2020:

	Buildings	Motor vehicles	Total
Cost:

Balance as of January 1, 2020 and December 31, 2020	7,827	257	8,084

Accumulated depreciation:

Balance as of January 1, 2020	824	124	948
Additions during the year:
Depreciation and amortization	824	106	930
Balance as of December 31, 2020	1,648	230	1,878
Depreciated cost at December 31, 2020	6,179	27	6,206

d.	For an analysis of maturity dates of lease liabilities, see Note 10.

NOTE 8:- OTHER LONG-TERM ASSETS

			Convenience
			translation
	December 31,		December 31,
	2020	2021	2021
	N I S		U.S. dollars
Restricted cash	473	444	143
	473	444	143

NOTE 9:- OTHER PAYABLES

			Convenience
			translation
	December 31,		December 31,
	2020	2021	2021
	N I S		U.S. dollars
Employees and payroll accruals	875	2,204	709
Accrued expenses	371	1,123	361
	1,246	3,327	1,070

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 10:- FINANCIAL INSTRUMENTS

a.	Financial and lease liabilities:

	Effective interest	Maturity	December 31,
	rate	date	2020	2021
	%		NIS
Current liabilities:

Lease liabilities	8%	2021	654	773
Loan from others	17.3%	2023-2024	60,421	-
Total current liabilities			61,075	773

Non-current liabilities:

Loan from others	17.3%	2023-2024	-	63,252
Lease liabilities	8%	2028	6,088	5,712
Total non-current liabilities			6,088	68,964
Total financial and lease liabilities			67,163	69,737

	Carrying amount		Fair value
	December 31,		December 31,
	2020	2021	2020	2021
	NIS
Financial liabilities:

Loan from others	94,658	84,477	60,421	63,252
Total	94,658	84,477	60,421	63,252

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 10:- FINANCIAL INSTRUMENTS (Cont.)

b.	Classification of financial liabilities:

			Convenience
			translation
	December 31,		December 31,
	2020	2021	2021
	N I S		U.S. dollars
Financial liabilities at amortized costs:
Trade payables	1,868	3,107	999
Other payables	2,381	3,327	1,070
Lease Liabilities	6,742	6,485	2,085
Loan from others	60,421	63,252	20,338
Total financial liabilities	71,412	76,171	24,492
Total current	64,189	,207 7	2,317
Total non-current	7,223	68,964	22,175

c.	Financial risk factors:

The Company’s activities expose it to various market risks (foreign currency risk, Israeli CPI risk and interest rate risk) and credit risk. The Company’s comprehensive risk management plan focuses on activities that reduce to a minimum any possible adverse effects on the Company’s financial performance.

Risk management is performed by the Company’s Board. The Board identifies, measures and manages financial risks in collaboration with the Company’s operating units. The Board establishes documented objectives for the overall risk management activities as well as specific policies with respect to certain exposures to risks such as exchange rate risk, interest rate risk, credit risk, the use of non-derivative financial instruments and the investments of excess liquid positions.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 10:- FINANCIAL INSTRUMENTS (Cont.)

Foreign currency risk:

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate as a result of changes in foreign currency exchange rates.

The Company has cash that is exposed to possible fluctuations in the U.S. dollar exchange rates. The currency exposure arising from current accounts managed in Dollars. As of December 31, 2021, the carrying amounts of USD were NIS 48,457.

Credit risk:

The Company has no significant concentrations of credit risk. All deposits are invested in financial institutions that are considered to be financially sound.

d.	Liquidity risk:

The Company monitors the risk to a shortage of funds using a liquidity planning tool.

The Company assessed the concentration of risk with respect to refinancing its debt and concluded it to be low. Access to sources of funding is sufficiently available and debt maturing within 12 months can be rolled over with existing lenders.

The table below summarizes the maturity profile of the Company’s financial liabilities based on contractual undiscounted payments (including interest payments):

December 31, 2021:

	Less than one year	1 to 2 years	2 to 3 years	3 to 4 years	4 to 5 years	> 5 years	Total
	NIS

Trade payables	3,107	-	-	-	-	-	3,107
Other payables	3,327	-	-	-	-	-	3,327
Lease liabilities	552	885	845	904	977	1,901	6,064
Loans from others	-	70,398	14,079	-	-	-	84,477
	6,986	71,283	14,924	904	977	1,901	96,975

December 31, 2020:

	Less than one year	1 to 2 years	2 to 3 years	3 to 4 years	4 to 5 years	> 5 years	Total
	NIS

Trade payables	1,868	-	-	-	-	-	1,868
Other payables	1,246	1,135					2,381
Lease liabilities	1,128	1,128	1,174	1,174	1,174	2,936	8,714
Loans from others	-	78,883	15,775	-	-	-	94,658
	4,242	81,146	16,949	1,174	1,174	2,936	107,621

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 10:- FINANCIAL INSTRUMENTS (Cont.)

e.	Fair value:

The carrying amount of cash and cash equivalents, other receivables, other long-term assets, trade payables and other payables approximates their fair value due to the short-term maturities of such instruments.

f.	Fair value measurement:

As of December 31, 2021, loans from others are classified as Level 2.

During 2021 there were no transfers in respect of fair value measurement of any financial instrument between Level 1 and Level 2, and there were no transfers into or out of Level 3 fair value measurements of any financial instrument.

g.	Changes in liabilities arising from financing activities:

	Loans from others	Lease liabilities	Total liabilities arising from financing activities
	NIS

Balance as of January 1, 2020	123,780	7,503	131,283

Cash flows	-	(761)	(761)
Effect of changes in fair value	(63,359)	-	(63,359)
Balance as of December 31, 2020	60,421	6,742	67,163

New leases	-	249	249
Cash flows	-	(506)	(506)
Effect of changes in fair value	2,831	-	2,831
Balance as of December 31, 2021	63,252	6,485	69,737

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 11:- EMPLOYEE BENEFIT LIABILITIES

a.	Post-employment benefits:

According to the labor laws and Severance Pay Law in Israel, the Company is required to pay compensation to an employee upon dismissal or retirement or to make current contributions in defined contribution plans pursuant to section 14 to the Severance Pay Law, as specified below. The Company’s liability is accounted for as a post-employment benefit. The computation of the Company’s employee benefit liability is made according to the current employment contract based on the employee’s salary and employment term which establish the entitlement to receive the compensation.

The post-employment employee benefits are normally financed by contributions classified as defined benefit plan or as defined contribution plan, as detailed below.

b.	Defined contribution plans:

Section 14 to the Severance Pay Law, 1963 applies to part of the compensation payments, pursuant to which the fixed contributions paid by the Company into pension funds and/or policies of insurance companies release the Company from any additional liability to employees for whom said contributions were made. These contributions and contributions for benefits represent defined contribution plans.

				Convenience translation
	Year ended December 31,			Year ended December 31,
	2019	2020	2021	2021
	N I S			U.S. dollars
Expenses - defined contribution plan	332	335	314	101

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 12:- CONTINGENT LIABILITIES AND COMMITMENTS

a.	On July 31, 2003, the Company signed a license agreement with Yeda Research and Development Company Ltd. (“Yeda”) according to which the Company acquired an exclusive worldwide license for the development, manufacturing, use, marketing, sale, distribution and importing of products based, directly or indirectly, on patents and patent applications to be approved or submitted pursuant to the invention titled “Peptide Based Vaccine for Influenza”, developed on the basis of the research conducted by Professor Ruth Arnon and her team at the Weizmann Institute. This agreement was amended in 2005. In exchange for the license grant, the Company or its future sublicensees will be obligated to pay royalties equaling 3% of the total amount invoiced by the Company or by a sublicensee in connection with the sale of products based on Yeda’s patents, or 2% of such amounts if they originated from a country which did not grant a patent in connection with such products. All sales of products in connection with the license agreement for any purpose other than for the purpose of clinical trials are required to be made for monetary consideration.

The Company has the option to enter into a sublicense agreement provided that Yeda gives its consent in writing and, in such case, the royalties to be paid by the Company to Yeda from the sublicense or from the option to sublicense will be (a) before the completion of Phase 1 clinical trials - 45% (b) after Phase 1 but before Phase 2 trials - 35% of amounts up to the first $ 20,000 receivable from a sublicense or a sublicense option, or 25% of amounts exceeding such first $ 20,000 receivable from the sublicense or from a sublicense option; (c) after the completion of Phase 2 clinical trials the royalties will be 20% of amounts up to the first $ 20,000 receivable from a sublicense or a sublicense option or 15% of amounts exceeding such first $ 20,000 receivable from a sublicense or a sublicense option.

This agreement terminates at the latest of (i) the expiration of the last patent licensed under the license agreement; or (ii) if only one product is developed or is commercialized by utilizing the licensed intellectual property, 15 years after the first commercial sale of such product in either the U.S or Europe, following receipt of New Drug Approval from the FDA or equivalent approval in any European country for such product; or (iii) if more than one product is being developed or is commercialized by utilizing the licensed intellectual property, following the receipt of New Drug Approval from the FDA or equivalent approval in any European country for such product, the expiry of a 20 year period during which no sales are made in the U.S. or Europe.

Yeda shall be entitled, at its option and without the Company’s consent, to modify the license so that it is non-exclusive or to terminate the license with 30 days prior written notice to the Company, if any of the following occurs:

(1)	the Company fails to commence the commercial sale of at least one product based on the license’s intellectual property, in at least one country, within six months following receipt of an FDA or similar foreign regulatory approval for commercial marketing of such product and taking into account the seasonal nature of the products (except as a result of force majeure or other factors beyond the Company’s control); or

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 12:- CONTINGENT LIABILITIES AND COMMITMENTS (Cont.)

(2)	the Company fails to sell any product based on the license’s intellectual property, during a period of one year after commercial sale of a product has commenced, during which no sales of the product take place (except as a result of force majeure or other factors beyond the Company’s control).

In addition, Yeda is permitted to terminate the license agreement by written notice:

(a)	in the event the Company materially breaches any of its obligations under the license agreement, provided that such material breach is uncurable or, if curable, is not cured by the Company within thirty days (or in the case of failure by the Company to make payments due to Yeda in connection with the license agreement, ten days) from receipt of notice of such breach; or

(b)	in the event of the appointment of a temporary or permanent liquidator to the Company or a resolution is passed to voluntarily wind up the Company, or if an order or act is granted for the winding up of the Company, provided that if such order or act was initiated by any third party, such order or act is not cancelled within 120 days; or

(c)	if the Company contests the validity of one of the patents registered by Yeda.

In the event that Yeda terminates the license agreement due to any reason other than termination in accordance with (1), (2) or (a) through (c) in the preceding two paragraphs above, the Company will be entitled to receive royalty payments equal to 25% of net proceeds received by Yeda from the grant to third parties, within the five years following the termination of the license agreement, of a license or other rights, which include the Company’s developments, up to the aggregate amount of research funds actually expended by the Company for development.

In light of the Phase 3 clinical trial results, the Company does expect any future revenues from M-001 and thus do not expect to make royalty payments to Yeda.

b.	The Company obtained grants from the Government of Israel for the participation in research and development and, in return, undertook to pay royalties amounting to 3%-5% on the revenues derived from sales of products or services developed in whole or in part using these grants. The maximum aggregate royalties paid generally cannot exceed 100% of the grants received by the Company, plus annual interest generally equal to the 12-month LIBOR applicable to dollar deposits, as published on the first business day of each calendar year. The maximum royalty amount payable by the Company as of December 31, 2021 is approximately $ 5,700 (NIS 17,727), which represents the total gross amount of grants actually received by the Company from the IIA including accrued interest. As of December 31, 2021, the Company had not paid any royalties to the IIA. (For further details see Note 12e)

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 12:- CONTINGENT LIABILITIES AND COMMITMENTS (Cont.)

Regulators in many countries are in the process of replacing benchmark Interbank Offered Rates (IBORs), of which one of the most common is the LIBOR, with risk-free interest rate alternatives (RFRs). The replacement of IBORs with RFRs is expected to occur gradually until the end of 2021. The repayment of grants received by the Company have interest rates that reference LIBOR and are expected to be repaid after 2021. Since an alternative interest rate was not determined by the IIA yet, at this stage the Company is unable to determine the effects, if any, that the discontinuance of IBORs will have on its various financial instruments that reference the IBORs.

c.	In October 2013, the Company signed an agreement for obtaining funding from the European Union which was approved for the UNISEC consortium of which the Company is a member for a period of three years. The Company’s expenses in respect of this project in 2013-2018 totaled € 1,028 ($ 1,231) which supported by the less than 75% or € 771 ($ 923). On October 10, 2018, the Company received the final part of the grant owed by UNISEC in the total of € 55 ( $62). The grant is non-refundable since the Company met the conditions of the consortium and are, therefore, recorded as a reduction of research and development expenses.

d.	On June 19, 2017, the Company entered into a Finance Contract with the European Investment bank (EIB) for a total amount of € 20,000 (approximately $ 23,200) and up to 50% of the Company’s expected cost of developing and marketing the Company’s product candidate, M-001. In addition, as repayment features, EIB was entitled to receive the higher between 3% of any M-001 sales revenues for a period of ten years, or realizing a cash-on-cash multiple of 2.8 times

On April 22, 2019, the Committee of the European Investment Bank (“EIB”) agreed to expand the 2017 financing agreement to the Company by an additional € 4,000 to a total of € 24,000 (approximately $ 27,600). An amendment to that effect was signed in June 2019 (the “Amendment”). Those funds were received in October 2019 and will be used in support of the ongoing pivotal, clinical efficacy, Phase 3 trial of BiondVax’s M-001 Universal Flu Vaccine candidate in Europe.

According to the Amendment, as repayment features, EIB is entitled to receive the higher between 3% of any M-001 sales revenues for a period of twelve years or realizing a cash-on-cash multiple of 2.8 times

During 2018, the Company received the € 20,000 in two tranches of € 6,000 (approximately $ 7,000) and the third tranche of € 8,000 (approximately $ 9,200).

On October 7, 2019, the Company received the remaining € 4,000 (approximately $ 4,400).

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 12:- CONTINGENT LIABILITIES AND COMMITMENTS (Cont.)

In the event the Company elects to prepay the EIB financing, or in the event the EIB shall demand prepayment following certain events, including a change of control, senior management changes or merger events, the Company shall be required to pay EIB the principal amount of the tranches already paid, or the Prepayment Amount, plus the greater of:

(i)	the amount, as determined by EIB required in order for the EIB to realize an internal rate of return on the relevant amount prepaid of 20%; and

(ii)	the Prepayment Amount.

The Finance Contract also stipulates that in the event the EIB demands prepayment of the loan due to any prepayment event to non-EIB lenders, the Company shall be obligated to pay the Prepayment Amount plus an additional reduced amount.

In addition, and as consideration for the EIB financing, the EIB shall be entitled to 3% of any annual M-001 sales revenues.

The Company performed a valuation of the financial liability for December 31, 2019 through an independent appraiser. According to the valuation, which was based on WACC (Weighted Average Cost of capital) of 17.3% and CAPM (Capital Asset Pricing Model), the value of the financial liability was estimated at NIS 123,780 ($ 38,500).

As a result of the valuation, the Company incurred a financial expense of NIS 14,083 ($ 4,380) for December 31, 2019.

e.	On October 23, 2020, the Company announced Phase 3 clinical trial results of the M-001 universal vaccine product. The results did not demonstrate a statistically significant difference between the vaccinated group and the placebo group in reduction of flu illness and severity. Therefore, the study failed to meet both the primary and secondary efficacy endpoints. However, the study’s primary safety endpoint was met.

As a result of the Phase 3 clinical trial failure, Company’s management estimates that there will be no future revenues from the M-001 product. Therefore, most likely, there will be no future royalty payments to the IIA and EIB.

Under the Finance Contract, the EIB may accelerate all loans extended thereunder if an event of default has occurred, which includes, amongst other things, an event of default arising from the occurrence of a material adverse change, defined as any event or change of condition, which in the opinion of the EIB, has a material adverse effect on: the Company’s ability to perform its obligations under the Finance Documents; the Company’s business, operations, property, condition (financial or otherwise) or prospects; or the rights or remedies of the EIB under the Finance Contract, amongst other things. If the EIB determines that an event of default has occurred, it could accelerate the amounts outstanding under the Finance Contract, making those amounts immediately due and payable.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 12:- CONTINGENT LIABILITIES AND COMMITMENTS (Cont.)

In accordance with the EIB loan agreement, and due to the said above, the Company is required to pay EIB the principal amount of the tranches already loaned by the EIB to the Company, within five years of the date of each tranche of the loan. On December 31, 2020, the Company re-evaluated the loan in the sum of NIS 60,421 ($ 18,793).

As a result, the Company recorded an amount of NIS 62,800 ($ 19,533) as revaluation income of the EIB loan and NIS 12,685 ($ 3,954) for the IIA liability and recorded them in 2020 under line item other income in the statement of other comprehensive loss.

As of December 31, 2021, the fair value regarding the EIB loan is NIS 63,252 ($20,338).

As of December 31, 2021, the outstanding principal amount regarding the EIB loan in nominal terms is NIS 84,477 ($27,163).

On January 26, 2021, the EIB notified the Company that they welcome the Company’s efforts to secure future equity financing in an amount not less than USD 2,000 in order to enable the Company to pursue new business opportunities, strengthen the Company balance sheet and invest in growth. Thus, within that context, the EIB wrote in their letter that they will not consider the failure of the Company’s pivotal phase 3 trial for M-001 to meet the primary and secondary efficacy endpoints as a trigger for prepayment of a loan extended under the Finance Contract. However, EIB cautioned the Company that their letter is not a consent, agreement, amendment or waiver in respect of the terms of the Finance Contract, reserving any other right or remedy the EIB may have now or subsequently. In addition, on December 24, 2020, the Company amended the Finance Contract in order to obtain the consent of EIB for the appointment of its new CEO Amir Reichman.

NOTE 13:- EQUITY

a.	Rights attached to shares:

An Ordinary share confers upon its holder(s) a right to vote at the general meeting, a right to participate in distribution of dividends, and a right to participate in the distribution of surplus assets upon liquidation of the Company.

b.	On May 15, 2015, the Company completed a public offering of securities in the United States of American Depositary Shares (ADSs) and warrants. Each ADS represents 40 Ordinary shares of the Company.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 13:- EQUITY (Cont.)

Accordingly, on May 12, 2015, the Company allocated 76,400,000 Ordinary shares of the Company to the U.S. public. The Company also allocated 2,038,000 tradable warrants in the U.S., which were exercisable into ADSs for a five year period, until May 15, 2020 at an exercise price of $ 6.25 for each warrant. The immediate gross consideration for the offering amounted to a total of NIS 36,607 ($ 9,382). The offering expenses amounted to a total of NIS 5,576. In addition, in accordance with the underwriting agreement, the Company granted the underwriters 95,500 warrants, under the same terms and conditions as the warrants offered to the public.

At the time of the offering, the Company recorded an increase in equity in respect of shares, totaling NIS 26,417, net (after deduction of offering expenses totaling NIS 4,860) and liability related to the warrants in the amount of NIS 7,398 thousand (offering expenses for warrants totaling NIS 1,197 were recorded as financial expenses). On June 24, 2015, the Company issued an additional 110,000 ADSs to the underwriters in consideration of a total gross amount of NIS 2,069 ($ 530). Issuance expenses amounted to NIS 134. The warrants are measured at their fair value based on their quote price at the end of each reporting date. The Company recorded financial expenses in the amount NIS 11,400 and NIS 14,467 in 2019 and 2020, respectively, for revaluation of these warrants.

c.	On June 13, 2019, the Company issued 334,520 Ordinary shares (equivalent to 8,363 NASDAQ listed ADSs) in consideration of NIS 188 (approximately $ 53).

d.	On July 16, 2019, the Company closed a public offering and issued 3,057,466 NASDAQ listed ADSs (equivalent to 122,298,640 Ordinary shares) and 18,298,898 Ordinary shares (equivalent to 457,472 NASDAQ listed ADSs) in consideration of $ 20,000 (approximately NIS 71,300) to a number of investors.

As part of this public offering, Angels Investments in High Tech Ltd. (“AIHT”) exercised their option to purchase, under the same terms of the public offering, 2,203,640 ADSs and 141,538 Ordinary shares offered in the public offering that were not purchased by other shareholders. In total, the investment through AIHT in this offering was approximately $ 16,670, making AIHT a controlling shareholder (as defined under the Israeli Companies Law) with a holding of about 42% in BiondVax.

e.	On May 15, 2020 540,639 NASDAQ listed warrants expired.

f.	On July 8, 2020 6,000 ADS options were exercised into 240,000 Ordinary shares at an exercise price of $7.98 for a total consideration of NIS 166 (approximately $ 48).

g.	During the year ended December 31, 2020, 676,118 NASDAQ listed warrants were exercised into 27,044,720 Ordinary shares at an exercise price of $6.25 for a total consideration of NIS 14,790 (approximately $ 4,298) and 611,565 NASDAQ listed warrants to purchase ADSs at an exercise price of $6.25 were exercised on a cashless basis into 24,462,600 Ordinary shares.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 13:- EQUITY (Cont.)

h.	On February 2, 2021, the Company closed an underwritten offering in which it sold 2,434,783 ADSs at a public offering price of $4.95 per ADS. On February 10, 2021, Aegis Capital Corp., the sole bookrunning manager for the underwritten offering, fully exercised its over-allotment option to purchase an additional 365,217 ADSs, bringing total gross proceeds to the Company from the offering including exercise of the over-allotment option of approximately $13,800. The Company received a net sum of $12,465 (approximately NIS 41,137) after deduction of issuance expenses of $371 (approximately NIS 1,155).

i.	An amendment to the Company’s Articles of Association increasing the registered share capital of the Company by an additional 1,100,000,000 Ordinary Shares (the equivalent of 27,500,000 ADSs) such that the total registered share capital of the Company would consist of 1,800,000,000 Ordinary Shares, no par value (the equivalent of 45,000,000 ADSs).

j.	On December 27, 2021, the Company closed an underwritten offering in which it sold 3,813,560 ADSs at a public offering price of $2.36 per ADS. On December 27, 2021, Aegis Capital Corp., the sole bookrunning manager for the underwritten offering, fully exercised its over-allotment option to purchase an additional 330, 508 ADSs, bringing total gross proceeds to the Company from the offering including exercise of the over-allotment option of approximately $9,780. The Company received a net sum of $8,817 (approximately NIS 27,866) after deduction of issuance expenses of $1,593 (approximately NIS 3,039).

NOTE 14:- SHARE-BASED COMPENSATION

a.	Expense recognized in the financial statements:

The expense that was recognized for services received from employees, directors and service providers as equity-settled share-based payment is as follows:

				Convenience translation
	Year ended December 31,			Year ended December 31,
	2019	2020	2021	2021
	N I S			U.S. dollars

Research and development	1,907	2,056	1,045	336
Marketing, general and administrative	1,777	7,416	7,859	2,527

Total share-based compensation	3,684	9,472	8,904	2,863

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 14:- SHARE-BASED COMPENSATION (Cont.)

b.	Share-based payment plan for employees and directors:

Options granted under the Company’s 2005 Israeli Share Option Plan (“Plan”) were exercisable in accordance with the terms of the Plan, within 10 years from the date of grant, against payment of an exercise price. The options generally vest over a period of three or four years.

In March 2018, the Company’s Board of Directors approved the adoption of the Company’s 2018 Israeli Share Option Plan (“2018 Plan”) for the grant of options and restricted shares (“RSU”) to employees, directors and service providers. The options are exercisable within 10 years from the date of grant, against payment of the exercise price, in accordance with the terms of the 2018 Plan. The options generally vest over a period of three or four years.

Option grants:

a.	On April 30, 2019, the Company granted options to purchase 108,000 ADSs (4,320,000 options) to board members and officers which vest over a period of three years at an

b.	exercise price of $ 7.976 per ADS. The fair value of the options as of the date of grant totaled approximately NIS 1,414 ($ 391).

c.	On April 30, 2019, the Company also granted 215,833 ADSs (8,633,310 RSU) to the CEO of which 60% vested immediately, 20% will be vested on March 2020 and the additional 20% will vest on March 2021. The fair value of the options as of the date of grant totaled approximately NIS 2,826 ($ 782).

d.	On June 11, 2020, the Company’s Board of Directors ratified the grant of options to 23 employees to purchase an aggregate 141,400 ADS (5,656,000 Ordinary shares) at an exercise price of $7.28 – $8.076 per ADS. The options were originally approved pursuant to a delegation of authority granted by the Board of Directors to Company management in April 2018 to grant a pool of options with an exercise price of $7.98 and other terms approved by the Board of Directors at the time of delegation. The total value of the grant was NIS 4,190 ($ 1,218)

e.	On the same day, the Company’s Board of Directors approved a grant to an advisor to purchase 72,000 ADS (2,880,000 Ordinary shares) at an exercise price of $18.06 per ADS in three tranches. The first tranche of 32,400 ADS’s was vested on May 31,2020, the second tranche of 25,200 ADS was vested on September 30, 2020 and the third tranche of 14,400 ADS’s will be vested on December 31, 2020. The options will expire four years from the commencement vesting date of each tranche. The total value of the grant was NIS 2,783 ($ 809).

f.	On September 2, 2020 the Company granted fully vested 5,000 RSU representing 5,000 ADS’s to a board member. The total value of the grant was NIS 660 (approximately $ 196).

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 14:- SHARE BASED COMPENSATION (Cont.)

g.	On September 2, 2020, the Company granted options to purchase 82,000 ADSs (3,280,000 options) to board member which vest over a period of three years at an exercise price of $ 48.04 per ADS. The fair value of the options as of the date of grant totaled approximately NIS 6,662 ($ 1,979).

h.	On September 2, 2020, the Company granted options to purchase 7,000 ADSs (280,000 options) to officer which vest over a period of three years at an exercise price of $ 41.08 per ADS. The fair value of the options as of the date of grant totaled approximately NIS 571 ($ 170).

i.	On September 2, 2020 the Company amended an option agreement with a board member dated as of May 28, 2019. The vesting date accelerated to September 2, 2020. The total value of the option acceleration was NIS 30 (approximately $ 9).

j.	On April 6, 2021, the Company granted options to purchase 160,000 ADS (6,400,000 options) to the chairman of the board which vest in equal monthly installments over a period of three years at an exercise price of $ 6.95 per ADS. The fair value of the said ADS is approximately $614 (approximately NIS 1,909).

k.	On April 6, 2021, the Company granted options to purchase 150,000 ADS (6,000,000 options) to board members which vest in equal monthly installments over a period of three years at an exercise price of $ 6.95 per ADS. The fair value of the said ADS is approximately $421 (approximately NIS 1,309).

l.	On April 6, 2021, the Company granted 30,000 RSUs representing 30,000 ADS’s to board members. which vest in equal monthly installments over a period of three years. The fair value of the said RSUs is approximately $115 (approximately NIS 358).

m.	On May 25, 2021 the Company granted 600,000 RSUs representing 600,000 ADS’s to the new CEO, which will vest over a period of five years. The fair value of the said RSUs was approximately $1,626 (approximately NIS 5,057).

n.	On May 25, 2021, the shareholders approved the amendment to the following options held by directors of the Company, as follows: Mr. Mark Germain (130,710 options), Prof. Avner Rotman (20,000 options), Mr. Adi Raviv (18,000 options), Prof. George H. Lowell (20,000 options), Dr. Morris Laster (18,000 options), Dr. Yael Margolin (18,000 options) and Mr. Isaac Devash (18,000 options) as follows:

a.	accelerated vesting and the ability to immediately exercise such options in the event of change of control; and

b.	to the extent vested, allow the options to be exercised during the existing ten (10) year terms of the options in the event of the foregoing director’s termination of service to the Company without cause.

The fair value of the said changes was approximately $3 (approximately NIS 10).

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 14:- SHARE-BASED COMPENSATION (Cont.)

o.	On October 17, 2021, the board approve the issuance of 124,600 RSUs representing 600,000 ADS’s to the Company employees in exchange of their options, in a way that for each option exchanged a new RSU will be issued. The fair value of the said issuance was $156 (approximately NIS 505).

On the same day the board approve the issuance of 10,000 RSUs representing 10,000 ADS’s to the Company employees. The fair value of the said issuance was $23 (approximately NIS 74).

The following table presents the number of share options, the weighted average exercise prices of share options and changes that were made in the option plan to employees and directors:

	2019		2020		2021
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price

Outstanding at beginning of year	16,647,903	0.75	14,213,400	0.75	24,869,400	0.69
Granted	4,320,000	0.69	12,096,000	1.87	12,400,000	0.54
Exercised	-	-	(240,000)	0.68	-	-
Expired	(6,754,503)	0.75	(1,200,000)	0.68	(9,099,800)	1.42

Outstanding at end of year	14,213,400	0.73	24,869,400	0.78	28,169,600	1.57

Exercisable at end of year	5,310,000	0.75	11,587,867	0.69	15,362,360	1.42

The weighted average share price on the date of exercise of the share options was NIS 0.78 in 2020. No share options exercised during 2021.

The weighted average remaining contractual life for the share options outstanding as of December 31, 2021 was 16.3 years (as of December 31, 2020: 6.1 years).

The range of exercise prices for share options outstanding as of December 31, 2021 was NIS 0.45 - NIS 1.325 (as of December 31, 2020 was NIS 0.45 - NIS 1.325)

c.	The fair value of the Company’s share options granted to employees, directors and service providers for the years ended December 31, 2019, 2020 and 2021 was estimated using the binominal option pricing model using the following assumptions:

	Years ended December 31
	2019	2020	2021

Dividend yield (%)	-	-	-
Expected volatility of the share prices (%)	57	66	110
Risk-free interest rate (%)	2.3	0.7-0.8	1.7
Expected life of share options (years)	7.5	6-7	10
Share price (NIS)	24.07	7.05-18	0.3
ADS $	6.66	2.2-5.6	3.84

The expected life of the share options is based on the midpoints between the available exercise dates (the end of the vesting periods) and the last available exercise date (the contracted expiry date), as adequate historical experience is still not available to provide a reasonable estimate.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 15:- SUPPLEMENTARY INFORMATION TO THE STATEMENTS OF COMPREHENSIVE INCOME

					Convenience translation
		Year ended December 31,			Year ended December 31,
		2019	2020	2021	2021
		N I S			U.S. dollars
a.	Research and development expenses, net of participations:

	Clinical trial phase 3	52,825	31,519	1,340	431
	Materials and subcontractors	5,946	9,193	684	220
	Salaries and related expenses	5,384	5,532	4,551	1,462
	Share-based payment	1,907	2,056	1,045	336
	Patent registration fees	278	314	248	80
	Rentals and maintenance of laboratory	970	958	607	195
	Depreciation	1,293	1,887	1,866	601
	Other	42	2	-	-
		68,645	51,463	10,341	3,325

b.	Marketing, general and administrative expenses:

	Salaries and related expenses	3,216	2,569	7,376	2,372
	Share-based payment	1,777	7,416	7,859	2,527
	Professional services	3,582	3,645	5,682	1,827
	Rentals, office expenses and maintenance	323	313	314	101
	Depreciation	352	551	549	176
	Other	456	2,193	2,748	883
		9,706	16,687	24,528	7,887

c.	Financial income and expense:

	Financial income:

	Interest income on deposits	4	2	3	1
	Exchange differences, net	-	1,714	5,713	1,837
	Revaluation of IIA liability	-	2,127	-	-
		4	3,843	5,716	1,838

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 15:- SUPPLEMENTARY INFORMATION TO THE STATEMENTS OF COMPREHENSIVE INCOME (Cont.)

				Convenience translation
	Year ended December 31,			Year ended December 31,
	2019	2020	2021	2021
	N I S			U.S. dollars
Financial expenses:

Exchange differences, net	4,373	-	-	-
Lease holding finance expense	666	479	715	230
Revaluation of warrants	11,400	14,467	-	-
Finance expenses in respect of loans from others	14,083	643	10,117	3,253
Finance expenses in respect of Government grants	169	-	-
Bank commissions and other financial expenses	156	43	33	11
	30,847	15,632	10,865	3,494

NOTE 16:- TAXES ON INCOME

a.	Corporate tax rates in Israel:

The Israeli corporate tax rate in 2020 and 2021 was 23%.

b.	Final tax assessments:

The Company received final tax assessments through 2016.

c.	Net operating loss carryforwards for tax purposes and other temporary differences:

as of December 31, 2021, the Company had loss carryforwards and other temporary differences amounting to approximately NIS 311,625 ($ 100,201).

d.	Deferred taxes:

The Company did not recognize deferred tax assets for loss carryforwards and other temporary differences because their utilization in the foreseeable future is not probable.

e.	Current taxes:

The Company did not record any current taxes for the years ended December 31, 2019, 2020 and 2021 as it is still incurring losses on an ongoing basis.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 16:- TAXES ON INCOME (Cont.)

f.	Theoretical tax:

The reconciliation between the tax expense, assuming that all the income and expenses, gains and losses in the statement of income were taxed at the statutory tax rate and the taxes on income recorded in profit or loss (0%), relates to the creation of tax loss carryforwards and other temporary differences for which deferred tax assets were not recorded.

NOTE 17:- BALANCES AND TRANSACTIONS WITH RELATED PARTIES

a.	Related parties consist of nine directors (including the CEO) serving on the Company’s board of directors and three key officers.

b.	Transactions with related parties:

1.	In February 2012, the Company’s Board approved an amendment and extension of the agreement with the Company’s CEO Dr. Ron Babecoff, dated April 2007. Pursuant to the amendment, the monthly salary of the Company’s CEO was increased by 5% in each of the three years of the extension of the engagement to NIS 52.5 a month starting January 2012. In April 2012, the Company’s shareholders approved the agreement at a shareholders’ meeting. On January 18, 2015, the Company’s shareholders extended the agreement under the same terms for an additional five years.

In addition to an increase of salary, there was a provision for a payment in the event that a material agreement is signed between the Company and a third party during the term of the engagement or during a period of three years after the CEO’s termination by the Company. Pursuant to this provision, the CEO will be entitled to receive a bonus amounting to 1.75% of the monetary compensation payable to the Company under the material agreement.

On May 28, 2015, the Company’s Board of Directors approved an update of the terms and conditions of the Company’s CEO so that the monthly remuneration will be a total of NIS 80, and granted him options to purchase 2.5% of the Company’s issued and paid up capital on a fully diluted basis.

On March 2, 2021, Dr. Ron Babecoff has finished his duty as the Company’s CEO and continued as a Senior Advisor to the Company.

2.	In August 2014, the Company signed an employment agreement with the CFO at a 60% employment capacity for a period of 5 years, according to which the CFO shall be entitled to a monthly salary of NIS 10, and accordingly updated the management agreement to fees at the amount of NIS 2.5 for a period of five years. In addition, the CFO is entitled to receive a one-time cash payment of NIS 192.5 for the services provided in connection with the preparation and submission of the prospectus in the US and, in the event that the Company should complete a successful capital raise in the U.S. t, the CFO shall be entitled to receive a one-time payment of NIS 87.5. Furthermore, from the consummation of the offering, the monthly compensation under the services agreement will be increased to NIS 15,000.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 17:- BALANCES AND TRANSACTIONS WITH RELATED PARTIES (Cont.)

3.	In August 2012, the Company approved the grant of future remuneration to four directors of the Company. The remuneration will be granted provided that a material agreement is signed between the Company and a third party during the director’s term with the Company that will entitle each of the four directors to receive a bonus of 0.5% of the monetary compensation that will be paid to the Company in the context of such material agreement. The bonus is not limited in amount and is not restricted to one material agreement.

4.	On January 21, 2021, the Company announced the appointment of Amir Reichman as its new CEO. Mr. Reichman and Dr. Ron Babecoff, its founder and former CEO, shared duties during a transition period while Mr. Reichman completed his former work obligations. Effective March 2, 2021, Mr. Reichman assumed the CEO position full time.

Mr. Reichman is entitled to an annual gross salary of $ 350. During the transition period between January 20, 2021, the date the agreement was signed, and March 2, 2021, Mr. Reichman was entitled to a pro-rated portion of this amount equal to 20% of his monthly salary.

The agreement also provides that Mr. Reichman is entitled to a one-time signing bonus at the gross lump sum amount of $ 50 and is eligible to receive an annual cash bonus of a gross amount equal to three to six monthly salaries to the extent Mr. Reichman meets annual objectives that shall be approved by the board of directors and by the shareholders. It is currently contemplated that the annual bonus would be (i) three monthly salaries for meeting a set of baseline annual objectives, and (ii) four to six monthly salaries for achieving a higher level of annual objectives. Under extraordinary circumstances reflecting performance by Mr. Reichman significantly above all such annual objectives, the board of directors may, in its sole discretion, consider an additional cash bonus of not more than an additional three monthly salaries (up to nine monthly salaries in total). The bonus amounts and annual objectives shall be subject to the terms of the Company’s Compensation Policy from time to time.

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 17:- BALANCES AND TRANSACTIONS WITH RELATED PARTIES (Cont.)

Furthermore, under the agreement Mr. Reichman is entitled to receive 600,000 RSUs (see also note 14m.) The ADSs underlying the RSUs may not be sold by Mr. Reichman during the term of his employment except that, commencing on the third anniversary of the Commencement Date, sales may be made pursuant to a Rule 10b5-1 plan, with the number of RSUs sold during any one year period not exceeding five percent of the vested RSUs held by Mr. Reichman at the time of such sales (the “Resale Limits”). If Mr. Reichman’s employment agreement is terminated by the Company for no cause prior to the fifth anniversary of the Commencement Date, the Resale Limits shall terminate. If Mr. Reichman’s employment agreement is terminated by Mr. Reichman or terminated by the Company for cause prior to the fifth anniversary of the Commencement Date, the Resale Limits shall continue until the earlier of (i) one year after such termination, or (ii) the fifth anniversary of the Commencement Date. The RSUs would be subject to accelerated vesting in the event of a change of control.

c.	Balances with related parties:

Payables
Key management personnel:

December 31, 2020	403
December 31, 2021	2,243

December 31, 2021 (convenience translation into U.S. dollars)	721

d.	Transactions with related parties:

	Research and development	Marketing, general and administrative
Key management personnel:

2019	5,395	3,653
2020	1,800	5,100
2021	1,439	13,052

2021 (convenience translation into U.S. dollars)	463	4,197

BIONDVAX PHARMACEUTICALS LTD.

NOTES TO FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 17:- BALANCES AND TRANSACTIONS WITH RELATED PARTIES (Cont.)

e.	Compensation of key officers:

The following amounts disclosed in the table are recognized as an expense during the reporting period related to key officers.

Key officers employed by the Company:

				Convenience translation
	Year ended December 31,			Year ended December 31,
	2019	2020	2021	2021
	N I S			U.S. dollars

Salaries	1,399	3,790	4,732	1,521
Short-term employee benefits	1,855	824	1,655	532
Other employees’ benefits	110	161	155	50
Share-based compensation	3,684	2,125	7,949	2,556

	7,048	6,900	14,491	4,659

Number of key officers and directors	11	13	12	12

NOTE 18: - SUBSEQUENT EVENTS

On March 14, 2022 the Company announced that it had been negotiating with EIB the terms of restructuring of its outstanding €24,000 EIB loan. The parties have reached a commercial agreement, which is still subject to EIB’s formal approval of the new terms, that would entail the following:

●	An extension of the maturity dates from 2023 (€20,000) and 2024 (€4,000) until December 2027.

●	Although the EIB loan has been outstanding since 2018, interest on the EIB loan will only begin to accrue starting January 1, 2022 at an annual rate of 7%. The interest payments will be deferred until the new maturity date and will be added to the principal balance at the end of each year during the EIB loan period.

●	$900 will be paid by the Company as a reduction of principal shortly after the new terms become effective, and going forward 10% of any capital raises by the Company until maturity will be used to further repay the EIB loan principal.

Once the Company’s commercial sales exceed €5,000, 3% of the Company’s topline revenues will be paid to EIB as royalties up to a combined maximum of 2.8 times the original €24,000 principal.

If the Company chooses to prepay any portion of the EIB loan (other than as required from future capital raises) the amount prepaid will be calculated such that the EIB realizes at least 20% IRR on its investment at the point of prepayment.

On March 23, 2022, the Company executed an additional research collaboration agreement with MPG and UMG covering development and commercialization of NanoAbs for several other disease indications with large market sizes that leverage their unique binding affinity, stability at high temperatures, and potential for more effective and convenient routes of administration. These targets are the basis for validated and currently marketed monoclonal antibodies, including for conditions such as psoriasis, asthma, macular degeneration, and psoriatic arthritis.

American Depositary Shares

Representing            Ordinary Shares

PRELIMINARY PROSPECTUS

, 2022

Aegis Capital Corp

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. Indemnification of Directors and Officers.

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising due to the breach of his or her duty of care in the event of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Israeli Securities Law, 5728-1968 (the “Securities Law”) a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

●	a monetary liability imposed on the office holder in favor of a payment for a breach offended at an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses expended by the office holder with respect to an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent; and

●	any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the fiduciary duty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

●	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the fiduciary duty, except for indemnification and insurance for a breach of the fiduciary duty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which controlling shareholders have a personal interest, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this registration statement, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have entered into agreements with each of our directors and executive officers exculpating them, to the fullest extent permitted by law and our articles of association, and undertaking to indemnify them to the fullest extent permitted by law and our articles of association. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount which shall not exceed 25% of our net assets based on our most recently audited or reviewed financial statements prior to actual payment of the indemnification amount. Such maximum amount is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

ITEM 7.  Recent Sales of Unregistered Securities.

On December 22, 2021, the Company signed a definitive exclusive license agreement with MPG and UMG for the development and commercialization of innovative Covid-19 NanoAbs. Pursuant to the agreement, on February 2, 2022, the Company issued 150,000 ADSs to MPG, in reliance on the exemption from registration under Regulation S under the under the Securities Act of the 1933, as amended, regarding sales by an issuer in offshore transactions.

ITEM 8.  Exhibits and Financial Statement Schedules.

(a)    Exhibits

Exhibit No.	Exhibit Description
1.1**	Form of Underwriting Agreement
2.1

Form of Deposit Agreement between BiondVax Pharmaceuticals Ltd., The Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder, incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-1 filed with the SEC on April 6, 2015.

3.1	Articles of Association of BiondVax Pharmaceuticals Ltd., incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20- filed with the SEC on May 13, 2021.
4.1	Form of Deposit Agreement between BiondVax Pharmaceuticals Ltd., The Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder, incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-1 filed with the SEC on April 6, 2015.
4.2	Specimen American Depositary Receipt (included in Exhibit 2.1).
4.3	Description of Share Capital, incorporated by reference to Exhibit 2.3 to the Annual Report on Form 20-F filed with the SEC on May 13, 2021.
5.1**	Opinion of Gross & Co.
10.1	2005 Share Incentive Plan, incorporated by reference to Exhibit 4.1 to the Annual Report on Form 20-F filed with the SEC on June 12, 2020.
10.2	2018 Share Incentive Plan, incorporated by reference to Exhibit 4.2 to the Annual Report on Form 20-F filed with the SEC on June 12, 2020.
10.3	Compensation Policy, incorporated by reference to Appendix B to the Exhibit 99.1 to the Form 6-K filed with the SEC on November 22, 2021.
10.4	Employment Agreement dated January 20, 2021, between BiondVax Pharmaceuticals Ltd. and Mr. Amir Reichman, incorporated by reference to Exhibit 4.4 to the Annual Report on Form 20-F filed with the SEC on March 28, 2022.
10.5	Employment Agreement dated March 15, 2005, between BiondVax Pharmaceuticals Ltd. and Dr. Tamar Ben-Yedidia, incorporated by reference to Exhibit 10.6 to the Registration Statement on Form F-1 filed with the SEC on December 29, 2014.
10.6	Addendum to Employment Agreement dated April 1, 2012, between BiondVax Pharmaceuticals Ltd. and Dr. Tamar-Ben Yedidia, incorporated by reference to Exhibit 10.11 to the Registration Statement on Form F-1 filed with the SEC on December 29, 2014.
10.7	Service Agreement dated June 20, 2007, between BiondVax Pharmaceuticals Ltd., CFO Direct and Uri Ben-Or, incorporated by reference to Exhibit 10.7 to the Registration Statement on Form F-1 filed with the SEC on December 29, 2014.
10.8	Addendum to Service Agreement dated August 31, 2014, between BiondVax Pharmaceuticals Ltd., CFO Direct and Uri Ben-Or, incorporated by reference to Exhibit 10.12 to the Registration Statement on Form F-1 filed with the SEC on December 29, 2014.
10.9	Employment Agreement dated August 31, 2014, between BiondVax Pharmaceuticals Ltd. and Uri Ben-Or, incorporated by reference to Exhibit 10.13 to the Registration Statement on Form F-1 filed with the SEC on December 29, 2014.
10.10	Form of Indemnification Letter (unofficial English translation from Hebrew original), incorporated by reference to Exhibit 10.9 to the Registration Statement on Form F-1 filed with the SEC on December 29, 2014.
10.11	Form of Indemnification and Exculpation Agreement, incorporated by reference to Exhibit 10.18 to the Registration Statement on Form F-1 filed with the SEC on April 6, 2015.
10.12	Finance Contract between BiondVax Pharmaceuticals Ltd. and the European Investment Bank, incorporated by reference to Exhibit 99.2 to Form 6-K filed with the SEC on June 19, 2017.
10.13	Amendment No. 1, dated January 11, 2021, to Finance Contract dated June 19, 2017, by and between BiondVax Pharmaceuticals Ltd. and the European Investment Bank, incorporated by reference to Exhibit 4.16 to the Annual Report on Form 20- filed with the SEC on May 13, 2021.

10.14*	Amendment Agreement, dated August 9, 2022, between BiondVax Pharmaceuticals Ltd. and the European Investment Bank.
10.15	Lease agreement dated July 10, 2017 between BiondVax Pharmaceuticals Ltd. and Unihad BioPark Ltd., incorporated by reference to Exhibit 4.19 to the Form 20-F filed with the SEC on April 30, 2018.
10.16	Services Agreement between BiondVax Pharmaceuticals Ltd. and Mark Germain, incorporated by reference to Appendix C to the Form 6-K filed with the SEC on April 23, 2019.
10.17 +	License Agreement, dated December 11, 2021, between BiondVax Pharmaceuticals Ltd. and Max-Planck-Innovation GmbH, incorporated by reference to Exhibit 4.16 to the Annual Report on Form 20-F filed with the SEC on March 28, 2022.
10.18 +	Accompanying Research Collaboration Agreement, dated December 11, 2021, between BiondVax Pharmaceuticals Ltd., Max-Planck-Gesellschaft zur Förderung der Wissenschaften e.V and Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts Universitätsmedizin Göttingen, incorporated by reference to Exhibit 4.17 to the Annual Report on Form 20-F filed with the SEC on March 28, 2022..
10.19 +	Research Collaboration Agreement, dated March 23, 2022, between BiondVax Pharmaceuticals Ltd., Max-Planck-Gesellschaft zur Förderung der Wissenschaften e.V and Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts Universitätsmedizin Göttingen, incorporated by reference to Exhibit 4.18 to the Annual Report on Form 20-F filed with the SEC on March 28, 2022.
10.20+	Form of License Agreement between BiondVax Pharmaceuticals Ltd., Max-Planck-Gesellschaft zur Förderung der Wissenschaften e.V and Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts Universitätsmedizin Göttingen, , incorporated by reference to Exhibit 4.19 to the Annual Report on Form 20-F filed with the SEC on March 28, 2022.
23.1*	Consent of Kost Forer Gabbay & Kasierer, Certified Public Accountant (Isr.), a member of Ernst & Young Global, independent registered public accounting firm for the Registrant.
23.2**	Consent of Gross & Co. (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page to Registration Statement).
107*	Filing Fee Table

*	Filed herewith.
**	To be filed by amendment.
+	Certain confidential portions of this exhibit have been redacted from the publicly filed document because such portions are (i) not material and (ii) would be competitively harmful if publicly disclosed.

ITEM 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

c) The undersigned registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on September 29, 2022.

BIONDVAX PHARMACEUTICALS LTD.

By:	/s/ Amir Reichman
Name:	Amir Reichman
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Mark Germain and Amir Reichman, or either of these, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-1, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorney-in-fact and agent full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned may or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on the dates and in the capacities indicated.

Signature	Title

/s/ Mark Germain	Chairman of the Board of Directors	September 29, 2022
Mark Germain

/s/ Amir Reichman	Chief Executive Officer and Director	September 29, 2022
Amir Reichman	(Principal Executive Officer and Director)

/s/ Uri Ben Or	Chief Financial Officer	September 29, 2022
Uri Ben Or	(Principal Financial Officer and Principal Accounting Officer)

/s/ Avner Rotman	Director	September 29, 2022
Avner Rotman

/s/ Yael Margolin	Director	September 29, 2022
Yael Margolin

/s/ George H. Lowell	Director	September 29, 2022
George H. Lowell

/s/ Morris Laster	Director	September 29, 2022
Morris Laster

/s/ Adi Raviv	Director	September 29, 2022
Adi Raviv

/s/ Samuel Moed	Director	September 29, 2022
Samuel Moed

/s/ Jay Green	Director	September 29, 2022
Jay Green

Signature of Authorized U.S. Representative of the Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of BiondVax Pharmaceuticals Ltd. has signed this Registration Statement on September 29, 2022 .

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director